EXHIBIT (T) - CREDIT AGREEMENT BETWEEN REGISTRANT AND TEXAS COMMERCE BANK
                  NATIONAL ASSOCIATION DATED OCTOBER 27, 1997


                                CREDIT AGREEMENT

   This Credit Agreement (the "AGREEMENT") is made and entered into effective October 27, 1997 (the "EFFECTIVE DATE") by and among:

   GOLDEN EAGLE GROUP, INC. ("GOLDEN EAGLE GROUP"), DAHER AMERICA, INC. ("Daher"), WORLD TRADE TRANSPORT OF VIRGINIA, INC. ("WORLD TRADE"), WTT CUSTOMS HOUSE BROKERAGE, INC. ("WTT"), COLUMBIA SHIPPING, INC. ("COLUMBIA SHIPPING"), COLUMBIA SHIPPING, INC. (WEST) ("COLUMBIA WEST"), COLUMBIA SHIPPING, INC. (CHICAGO) ("COLUMBIA CHICAGO") and FREIGHT EXPRESS INTERNATIONAL, INC. ("FREIGHT" and which with Golden Eagle Group, Daher, World Trade, WTT, Columbia Shipping, Columbia West, and Columbia Chicago are sometimes herein collectively called the "BORROWERS," and singly called a "BORROWER");

   DACOM LINE, INC. ("DACOM"), GOLDEN EAGLE INTERNATIONAL FORWARDING, INC. ("GOLDEN EAGLE INTERNATIONAL"), GOLDEN EAGLE CUSTOMS BROKERS, INC. ("GOLDEN EAGLE CUSTOMS"), BRIDGEPORT SHIPPING LINES, INC. ("BRIDGEPORT"), COLUMBIA SHIPPING, INC. (SFO) ("COLUMBIA SFO") and COLUMBIA SHIPPING GROUP, INC. ("COLUMBIA GROUP" and which with Dacom, Golden Eagle International, Golden Eagle Customs and Bridgeport are sometimes herein collectively called the "GUARANTORS," and singly called a Guarantor); and,

   TEXAS COMMERCE BANK NATIONAL ASSOCIATION (the "BANK").

                                    RECITALS

   Golden Eagle Group, Daher, World Trade, WTT and the Bank entered into an Amended and Restated Credit Agreement (the "PRIOR AGREEMENT") dated March 2, 1997, pursuant to the terms of which the Bank agreed to make certain loans to Daher, World Trade, and WTT. The Borrowers represent to the Bank that Golden Eagle Group has entered into and will, effective contemporaneous with the execution of this Agreement, consummate the Stock Purchase Agreement. The Borrowers have requested the Bank to further increase the amount of the Loans to enable the Borrowers to consummate the Stock Purchase Agreement and provide working capital to the Borrowers. Conditioned on the terms of this Agreement, the Bank is willing to increase the amount of and to make the Loans available for the purposes herein set out to the Borrowers.

                                    AGREEMENT

   In consideration of the premises, for other good, fair and valuable considerations, the receipt, adequacy and reasonable equivalency of which are acknowledged, and for other valuable consideration, the parties agree as set out herein.

                                    ARTICLE I
                                   DEFINITIONS

   1.1 DEFINITIONS. For the purposes of this Agreement, unless the context requires otherwise, the following terms shall have the respective meanings ascribed to them in this Article or in the Sections referred to below:

"ACCOUNT DEBTORS" means all, and "ACCOUNT DEBTOR" means any account debtor, customer or other obligor

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with respect to any of the Accounts.

"ACCOUNTS," "CHATTEL PAPER," "CONTRACTS," "CONTRACT RIGHTS," "DOCUMENTS," "GENERAL INTANGIBLES," "GOODS," and "INSTRUMENTS" shall have the meanings ascribed to such terms in the UCC, and shall mean the Accounts, Chattel Paper, Contracts, Contract Rights, Documents, General Intangibles, Goods, and Instruments of the Loan Parties in which the Bank is granted security interests pursuant to the Loan Documents.

"ADVANCES" means all, and "ADVANCE" means any, of the disbursements by the Bank of the sums loaned to the Borrowers pursuant to this Agreement.

"AFFILIATE" of any Person means any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person and, without limiting the generality of the foregoing, includes (i) any Person which beneficially owns or holds five per cent or more of any class of Voting Shares of such Person or five per cent or more of the equity interest in such Person,
(ii) any Person of which such Person beneficially owns or holds five per cent or more of any class of Voting Shares or in which such Person beneficially owns or holds five per cent or more of the equity interest in such Person and (iii) any director, officer, member, manager or employee of such Person. For the purposes of this definition, the term "CONTROL" (including, with correlative meanings, the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Shares or by contract or otherwise.

"AGREEMENT" means this Agreement, as it may, from time to time, be amended.

"APPLICABLE MARGIN" shall have the meaning ascribed to such term in Section 4.3.

"APPLICATION FOR LETTER OF CREDIT" shall have the meaning ascribed to such term in Section 2.2.

"AVAILABILITY" means, at any time, with respect to the Loans, the Total Commitment (as such amount may be reduced or increased in accordance with the provisions of this Agreement), MINUS the sum, at such time, of (i) the unpaid principal balance of, and accrued interest and fees on, the Loans, and (ii) the Reserves established by the Bank pursuant to Section 2.3.

"BASE RATE" means the variable rate of interest announced from time to time by the Bank as the prime rate, and thereafter entered in the minutes of the Bank's Loan and Discount Committee, and used by the Bank as a general reference rate of interest, but which rate of interest may not be the lowest rate charged by the Bank on similar loans. Each change in the Base Rate shall become effective without prior notice to the Borrowers automatically as of the opening of business on the date of a change in the Base Rate. If the Bank shall, during the term of this Agreement, abolish or abandon the practice of announcing or publishing a "PRIME RATE," then the "PRIME RATE" used during the remaining term of this Agreement shall be that interest rate or other general reference rate then in effect and used by the Bank, which, from time to time, in the judgment of the Bank, most effectively approximates the initial definition of the "PRIME RATE."

"BOARD" means the Board of Governors of the Federal Reserve System of the U.S.

"BORROWERS" means all of, and "BORROWER" means any of, Golden Eagle Group, Daher, World Trade, WTT, Columbia Shipping, Columbia West, Columbia Chicago, Freight and any other Consolidated Subsidiary of any of the Borrowers which the Bank may require, at the time of its acquisition or formation

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by a Borrower, become a Borrower hereunder.

"BORROWING BASE CERTIFICATE" means any of the certificates delivered by the Borrowers to the Bank calculating the Borrowing Base pursuant to Section 2.3.

"BORROWING BASE" means the amount calculated pursuant to Section 2.3 to determine Availability which the Borrowers shall be entitled to borrow as an Advance.

"BORROWING DATE" means the Business Day specified in (i) any Notice of Revolving Credit Advance, (ii) the Notice of Term Loan Advance, or (iii) the Application for Letter of Credit, as a date on which the Borrowers request the Bank make an Advance or issue a Letter of Credit.

"BORROWING" means any amount disbursed by the Bank to or on behalf of the Borrowers under the Loan Documents, whether such amount advanced constitutes an original disbursement of funds, the continuation of an amount outstanding, amounts advanced and outstanding under a Letter of Credit (until such payment is reimbursed in accordance with the applicable Application for Letter of Credit or the Letter of Credit is returned to the Bank), or a disbursement of funds in accordance with and to satisfy the Obligations.

"BUSINESS DAY" means a day on which the Bank is open for business, except for Saturdays, Sundays and holidays recognized by the Bank.

"CAPITAL EXPENDITURE" means any expenditure by a Person for an asset which will be used in a year or years subsequent to the year in which the expenditure is made and which asset is properly classifiable in relevant financial statements of such Person as equipment, real property, improvements, fixed assets, or a similar type of capitalized asset in accordance with GAAP.

"CAPITAL LEASE" means, as of any date, any lease of property, real or personal, which would be capitalized on a balance sheet of the lessee prepared as of such date in accordance with GAAP, together with any other lease by such lessee which is in substance a financing lease, including, without limitation, any lease under which (i) such lessee has or will have an option to purchase the property subject thereto at a nominal amount or at an amount less than a reasonable estimate of the fair market value of such property as of the date such lease is entered into, or (ii) the term of the lease approximates or exceeds the expected useful life of the property leased thereunder.

"CASH FLOW" means, for any monthly period, for Golden Eagle Group and the Consolidated Subsidiaries, annualized EBITDA for the preceding twelve (12) months, LESS cash income taxes paid reduced by the proceeds received, if any, from the letter of credit established pursuant to the Stock Purchase Agreement.

"CERTIFICATE OF COMPLIANCE" means any of the certificates delivered by the Borrowers pursuant to Section 7.1.A.(5).


"CHANGE OF CONTROL" means (i) if any Person, or group of Persons acting together shall acquire sufficient stock ownership of Golden Eagle Group or any of the Consolidated Subsidiaries to permit such Person or group to elect a majority of the Board of Directors of Golden Eagle Group or any of the Consolidated Subsidiaries or otherwise control Golden Eagle Group or any of the Consolidated Subsidiaries, (ii) if there shall occur any merger, consolidation or dissolution of Golden Eagle Group or any of the Consolidated Subsidiaries with any other Person, or (iii) if there shall occur any sale, lease or other disposition of all or substantially all of the assets or capital stock of Golden Eagle Group or any of the Consolidated Subsidiaries to any other Person.

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"CODE" means the Internal Revenue Code of 1986, as amended from time to time.

"COLLATERAL DOCUMENTS" means all security agreements, guaranty agreements and any other agreements or documents executed or delivered to secure the repayment of the Obligations or any part thereof.

"COLLECTION AND FUNDING ACCOUNT" means the non-interest bearing cash collateral account established with the Bank in the names of the Borrowers pursuant to
Section 2.4.

"COMMITMENT" means the obligation of the Bank to extend credit to the Borrowers under this Agreement in an aggregate principal amount not to exceed the Total Commitment.

"CONSOLIDATED SUBSIDIARIES" means Daher, World Trade, WTT, Columbia Group, Dacom, Golden Eagle International, Golden Eagle Customs, Bridgeport, Columbia Shipping, Columbia West, Columbia Chicago, Columbia SFO, Freight and any other Person, the capital stock of which is owned in its entirety by Golden Eagle Group or a wholly owned direct subsidiary of Golden Eagle Group, and the term "CONSOLIDATED SUBSIDIARY" means any of them.

"CONTRACT RATE" means each, as applicable, of the rates of interest described in
Section 4.4.

"CONTROLLED GROUP" means (i) the controlled group of corporations as defined in "1563 of the Code, or (ii) the group of trades or businesses under common control as defined in "414(c) of the Code, of which the Borrowers are or may become a part.

"CURRENT ASSETS" means, as of any date, the current assets which would be reflected on the balance sheet, prepared as of such date in accordance with GAAP, of Golden Eagle Group and the Consolidated Subsidiaries on a consolidated basis.

"CURRENT LIABILITIES" means, as of any date, the current liabilities which would be reflected on the balance sheet, prepared as of such date in accordance with GAAP, of Golden Eagle Group and the Consolidated Subsidiaries on a consolidated basis.

"CURRENT RATIO" means, with respect to any Person for any period, Currents Assets divided by Current Liabilities.

"DEBT COVERAGE RATIO" means Funded Debt divided by EBITDA.

"DEBT SERVICE EXPENSE" means, with respect to any Person for any period, the aggregate of principal payments of all long-term Indebtedness (including, without limitation, Subordinated Indebtedness) made by such Person during such period in accordance with GAAP.

"DEBTOR LAWS" means all applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, receivership, insolvency, reorganization or similar laws, from time to time in effect, affecting the rights of creditors generally.

"DEFAULT" shall have the meaning ascribed to such term in Section 10.1.

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"DIVIDENDS" means in respect of any corporation, including tax-option corporations, (i) cash distributions or any other distributions (or the setting aside of any amounts for any such purpose) on, or in respect of, any class of capital stock of such corporation, except for distributions made solely in shares of stock of the same class, and (ii) any and all funds, cash or other payments made in respect of the redemption, repurchase or acquisition of such stock and whether by reduction of capital or otherwise, unless such stock shall be redeemed or acquired through the exchange of such stock with stock of the same class. "DOLLARS" and the symbol "$" shall refer to currency of the U.S.

"EBITDA" means, for any monthly period of Golden Eagle Group and the Consolidated Subsidiaries, the sum of the following for the preceding twelve
(12) months which would be reflected on the consolidated income statement of Golden Eagle Group and the Consolidated Subsidiaries prepared in accordance with GAAP, (i) net income; PLUS, (ii) income taxes; PLUS (iii) Capital Lease payments; PLUS (iii) Interest Expense; PLUS, (iv) non-cash charges in respect of depreciation and amortization.

"ELIGIBLE ACCOUNTS" has the meaning set out in Section 2.3.

"EMPLOYEE PLAN" means any, and "EMPLOYEE PLANS" means all, employee benefit or other plans maintained, in whole or in part, for the employees of Golden Eagle Group and the Consolidated Subsidiaries or any ERISA Affiliate, and covered by Title IV of ERISA, or subject to the minimum funding standards under "412 of the Code.

"ERISA AFFILIATE" means any Person which, together with the Borrower or any subsidiary, would be treated as a single employer under the provisions of Title I or Title IV of ERISA.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with all regulations issued pursuant thereto.

"EVENT OF DEFAULT" shall have the meaning ascribed to such term in Section 10.1.

"FACILITY FEES" shall have the meaning ascribed to such term in Section 4.13.

"FINANCIAL OFFICER" means, with respect to any Person, the President or chief financial officer of such Person.


"FINANCIAL STATEMENTS" means all, and "FINANCIAL STATEMENT" means each, of the balance sheets, income statements, stockholders statements, and statements of cash flow and contingent liabilities of any Loan Party.

"FINANCING STATEMENT" means each UCC-1 financing statement sufficient for purposes of perfecting the Bank's security interest in the Collateral pursuant to the UCC.

"FISCAL YEAR" means the fiscal year of Golden Eagle Group for accounting purposes ending each December 31.

"FIXED CHARGE COVERAGE RATIO" means Cash Flow divided by Fixed Charges.

"FIXED CHARGES" means, for any fiscal period of Golden Eagle Group and the Consolidated Subsidiaries, the sum of the following which would be reflected on the consolidated income statement prepared in

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accordance with GAAP of Golden Eagle Group and the Consolidated Subsidiaries,
(i) Interest Expense, (ii) Capital Lease payments, (iii) scheduled payments of principal on Indebtedness, (iv) non-financed Capital Expenditures and (v) Dividends.

"FREE CASH FLOW" means, with respect to Golden Eagle Group and the Consolidated Subsidiaries for any period, the amount, if any, by which Funds Flow From Operations for such period exceeds the sum of (i) non-financed Capital Expenditures, PLUS (ii) Dividends, PLUS (iii) Debt Service Expense for such period, PLUS (iv) Capital Lease payments during such period, PLUS (v) changes in working capital.

"FUNDED DEBT" means all interest bearing or discounted Indebtedness, including Subordinated Indebtedness, other than accounts payable and other similar obligations incurred in the ordinary course of business by Golden Eagle Group and the Consolidated Subsidiaries and accruals and deferred income tax liability.

"FUNDS FLOW FROM OPERATIONS" means Net Income PLUS depreciation and amortization.

"GAAP" means those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board ("FASB") or through other appropriate boards or committees thereof and which are consistently applied for all periods after the Effective Date so as to properly reflect the financial condition, and the results of operations and cash flows, of Golden Eagle Group and the Consolidated Subsidiaries, except that any accounting principle or practice required to be changed by the Accounting Principles Board or FASB (or other appropriate board or committee of the boards) in order to continue as a generally accepted accounting principle or practice, may be so changed. In the event of a change in GAAP, the Bank and the Borrowers will thereafter negotiate in good faith to revise any covenants of this Agreement affected thereby in order to make such covenants consistent with GAAP then in effect. If no agreement is reached, the financial covenants shall be calculated based on GAAP before any change in GAAP.

"GOVERNMENTAL AUTHORITY" means any government (or any political subdivision or jurisdiction thereof), court, bureau, agency or other governmental authority having jurisdiction over any Loan Party or any Loan Party's business or properties.

"GUARANTY AGREEMENT" means each guaranty agreement executed by a Guarantor pursuant to Section 8.1.F for the benefit of the Bank.

"GUARANTY" means any contract, agreement or understanding of any Person pursuant to which such Person guarantees, or in effect guarantees, any Indebtedness of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, agreements: (i) To purchase such Indebtedness or any property constituting security therefor; (ii) to advance or supply funds (a) for the purchase or payment of such Indebtedness, or (b) to maintain net worth or working capital or other balance sheet conditions, or otherwise to advance or make available funds for the purchase or payment of such Indebtedness; (iii) to purchase property, securities or service primarily for the purpose of assuring the holder of such Indebtedness of the ability of the Primary Obligor to make payment of the Indebtedness; or, (iv) otherwise to assure the holder of the Indebtedness of the Primary Obligor against loss in respect thereof. "GUARANTY" shall not include, however, the indorsement of negotiable instruments or documents for deposit or collection by any Loan Party in the ordinary course of business.

"INDEBTEDNESS" means, with respect to any Person, all indebtedness, obligations and liabilities of such

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Person, including, without limitation: (i) All liabilities which would be reflected on a balance sheet of such Person prepared in accordance with GAAP;
(ii) all obligations of such Person in respect of any Guaranty; (iii) all obligations, indebtedness and liabilities secured by any Lien or any security interest on any property or assets of such Person; and, (iv) all preferred stock, which is redeemable by the holder of such stock, of such Person valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends.

"INTANGIBLE ASSETS" means those assets of any Person which are (i) deferred assets, other than prepaid insurance and prepaid taxes, (ii) patents, copyrights, trademarks, trade names, franchises, goodwill, experimental expenses and other similar assets which would be classified as intangible assets on a balance sheet of such Person, prepared in accordance with GAAP, (iii) unamortized debt discount and expense, and (iv) assets located, and notes and receivables due from obligors domiciled, outside of the U.S.

"INTEREST EXPENSE" means for any fiscal period of Golden Eagle Group and the Consolidated Subsidiaries, the interest charges paid or accrued during such period (including imputed interest on Capital Lease obligations, but excluding amortization of debt discount and expense) on the Indebtedness of Golden Eagle Group and the Consolidated Subsidiaries.

"INVESTMENT" means any investment in any period, whether by means of share purchase, loan, advance, extension of credit, capital contribution or otherwise, in or to a Person, the Guaranty of any Indebtedness of such Person, or the subordination of any claim against such Person to other Indebtedness of such Person.

"IRS" means the Internal Revenue Service, Department of the U.S. Treasury, an agency of the U.S. government.

"LANDLORD AGREEMENT" means any agreement executed pursuant to the provisions
Section 8.1.E.

"LEASEHOLDS" means all, and "LEASEHOLD" means any, (i) of the leases described in Schedule 8.1.E by which a Loan Party is entitled to occupy and use the premises described therein, and (ii) any and all other leases, subleases, licenses, concessions or other agreements, written or verbal, now or hereafter in effect, which grant a possessory interest in and to, or the right to use, all or any portion of the premises and any other leased real property.

"LETTERS OF CREDIT" means all, and "LETTER OF CREDIT" means any, of the letters of credit issued by the Bank for the benefit of any of the Borrowers pursuant to
Section 2.2.

"LIEN" means any lien, mortgage, security interest, tax lien, pledge, encumbrance, conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of Indebtedness, whether arising by agreement, under any statute or law, or otherwise.

"LOAN DOCUMENTS" means this Agreement, the Notes, including any renewals, extensions and modifications thereof, each Guaranty Agreement, the Collateral Documents and any agreements or documents executed or delivered pursuant to the terms of this Agreement, and with respect to this Agreement, and such other agreements and documents, any amendments or supplements thereto or modifications thereof.

"LOAN PARTIES" means the Borrowers and the Guarantors, and the term "LOAN PARTY" means any of them.

"LOANS" means the Revolving Credit Loans and the Term Loans, and the term "LOAN" means any of them.

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"MANDATORY PREPAYMENT" means an amount equal to fifty (50) per cent of Free Cash
Flow, if any, of Golden Eagle Group and the Consolidated Subsidiaries for each semi-annual period commencing on each January 1 and ending on each June 30 and commencing on each July 1 and ending on each December 31.

"MATERIAL ADVERSE EFFECT" means any material adverse effect on (i) the validity, performance, or enforceability of any of the Loan Documents, (ii) the financial condition or business operations of any Loan Party, and/or (iii) the ability of any Loan Party to fulfill the Obligations.

"MAXIMUM RATE" and "MAXIMUM AMOUNT" respectively mean the maximum non-usurious rate and the maximum non-usurious amount of interest permitted by applicable laws that, at any time or from time to time, may be contracted for, taken, reserved, charged or received on the Obligations under the laws which are presently in effect of the U.S. and the State of Texas and applicable to the holders of the Notes or, to the extent permitted by law, under such applicable laws of the U.S. and the State of Texas which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

"NET INCOME" or "NET LOSS" means, with respect to any Person for any period, the aggregate income (or loss) of such Person for such period which shall be an amount equal to net revenues and other proper items of income for such Person less the aggregate for such Person of any and all expenses, and less Federal, state and local income taxes, but excluding any extraordinary gains or losses or any gains or losses from the sale or disposition of assets other than in the ordinary course of business, all of the foregoing being computed and calculated in accordance with GAAP.

"NOTES" means the Revolving Credit Note and the Term Note, together with any renewals, extensions or modifications thereof.

"NOTICE OF REVOLVING CREDIT ADVANCE" shall have the meaning ascribed to such term in Section 2.1.

"NOTICE OF TERM LOAN ADVANCE" shall have the meaning ascribed to such term in
Section 3.1.

"OBLIGATIONS" mean:

   A. All present and future indebtedness, obligations and liabilities of any Loan Party to the Bank arising pursuant to any of the Loan Documents, regardless of whether such indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several;

   B. All costs incurred by the Bank to obtain, preserve, perfect and enforce the Liens and security interests securing payment of such indebtedness, liabilities and obligations, and to maintain, preserve and collect the property in which the Bank has been granted a Lien to secure payment of the Loans, or any part thereof, including but not limited to, taxes, assessments, insurance premiums, repairs, reasonable attorneys' fees and legal expenses, rent, storage charges, advertising costs, brokerage fees and expenses of sale; and,

   C. All other Indebtedness of whatever kind or character owing, or which may hereafter become owing, by any Loan Party to the Bank, whether the Indebtedness is direct or indirect, primary or secondary, fixed or contingent, or arises out of or is evidenced by note, deed of trust, open account, overdraft, indorsement, surety agreement, guaranty, or otherwise, and it is specifically contemplated that any Loan Party may hereafter become indebted to the Bank in further sum or sums; and,

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   D.   All renewals, extensions and modifications of the Indebtedness referred to in the foregoing clauses, or any part thereof.

"PBGC" means the Pension Benefit Guaranty Corporation, and any successor to all or any of the Pension Benefit Guaranty Corporation's functions under ERISA.

"PENSION PLAN" means any Employee Plan which is subject to the provisions of Title IV of ERISA.

"PERMITTED LIENS" means: (i) Liens granted to the Bank to secure the Obligations; and, (ii) pledges or deposits made to secure payment of worker's compensation insurance (or to participate in any fund in connection with worker's compensation insurance), unemployment insurance, pensions or social security programs; and, (iii) Liens imposed by mandatory provisions of law such as for materialmen's, mechanics', warehousemen's and other like Liens arising in the ordinary course of business securing Indebtedness the payment for which is not yet due, or if same is due, it is being contested in good faith and as to which a bond has been provided; and, (iv) Liens for taxes, assessments and governmental charges or levies imposed upon a Person or upon such Person's income or profits or property, if the same are not yet due and payable or if the same are being contested in good faith and as to which adequate cash reserves have been provided; and, (v) Liens arising from good faith deposits in connection with tenders, leases, real estate bids or contracts (other than contracts involving the borrowing of money), pledges or deposits to secure public or statutory obligations and deposits to secure (or in lieu of) surety, stay, appearance or customs bonds and deposits to secure the payment of taxes, assessments, customs duties or other similar charges; and, (vi) encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, provided that such items do not impair the use of such property for the purposes intended, and none of which is violated by existing or proposed structures or land use.

"PERSON" shall include an individual, a corporation, non-profit corporation, a professional association, a joint venture, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, a trust, an unincorporated organization or a government or any agency or political subdivision thereof.

"REGULATION G", "REGULATION U" and "REGULATION X" respectively mean Regulation G, Regulation U and Regulation X promulgated by the Board, 12 C.F.R., Parts 207, 221, or 224, as applicable or any successor or other regulation hereafter promulgated by the Board to replace the prior Regulation and having substantially the same function.

"REGULATORY DEFECTS" means the failure by any Loan Party to comply with all laws, statutes, orders, rules and regulations of any Governmental Authority, and such failure to comply has a Material Adverse Effect.

"RENTALS" of any Person means, as of any date, the aggregate amount of the obligations and liabilities, including future obligations and liabilities not yet due and payable, of such Person to make payments under leases, subleases and similar arrangements for the use of real, personal or mixed property, other than leases which are Capital Leases.

"REPORTABLE EVENT" shall have the meaning ascribed to such term in Title IV of ERISA.

"REQUIREMENTS" means (i) any and all present and future judicial decisions, statutes, rulings, rules, regulations, orders, permits, certificates or ordinances of any Governmental Authority in any manner applicable to the Borrowers, and (ii) any and all contracts, written or oral, of any nature to which the

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Borrowers may be bound.

"RESPONSIBLE OFFICER" means, with respect to any Person, the chief executive officer, the president, the chief financial officer or the controller, of such Person.

"REVOLVING CREDIT COMMITMENT PERIOD" means the period beginning on the Effective Date and ending on the earlier of (i) the Revolving Credit Commitment Termination Date, or (ii) the date on which the obligations of the Bank to fund Advances hereunder terminates after the occurrence of an Event of Default.

"REVOLVING CREDIT COMMITMENT TERMINATION DATE" means October 27, 1998, or if such date is not a Business Day, then the Business Day preceding such date.

"REVOLVING CREDIT COMMITMENT" means $2,000,000.00.

"REVOLVING CREDIT LOANS" means the aggregate unpaid principal balance of all Borrowing made under Section 2.1.

"REVOLVING CREDIT NOTE" shall have the meaning ascribed to such term in Section 4.1.

"REVOLVING LOAN CONTRACT RATE" means the rates of interest on the Loans calculated as set out in Section 4.4.A.

"SECURITY AGREEMENT" means each first priority Security Agreement executed pursuant to Section 5.1.A.

"SELLERS" means all of, and "SELLER" means any of, Lawrence F. Bauer, Michael McAdam, Dan Morrel, and the Trustee(s) of the Columbia Shipping Group Trust.

"SOLVENT" means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on the Person's Indebtedness as they become absolute and matured,
(iii) such Person is able to realize upon the Person's assets and pay the Person's Indebtedness, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"STOCK PURCHASE AGREEMENT" means the Stock Purchase Agreement dated October 27, 1997, among Golden Eagle Group, Columbia Group, the Seller Corporations therein named, and the Sellers pursuant to the terms of which Golden Eagle Group has or will purchase all of the outstanding and issued capital stock of Columbia Group.

"SUBORDINATED INDEBTEDNESS" means any Indebtedness of Golden Eagle Group or a Consolidated Subsidiary which expressly contains in the instruments evidencing the Indebtedness or in the indenture or other similar instrument under which Indebtedness is issued (which indenture or other similar instrument shall be binding on all holders of the Indebtedness), subordination provisions (in form and substance satisfactory to the Bank) substantially to the effect that the holders agree that the Indebtedness evidenced by such instrument, any renewals or extensions thereof, shall at all times and in all respects be subordinate and junior in right of payment to the Obligations and is subject to a Subordination Agreement.

"SUBORDINATION AGREEMENT" means each Subordination Agreement executed pursuant to Section 8.1.D.

"TANGIBLE NET WORTH" means, as of any date, the total shareholder's equity (including capital stock, additional paid in capital and retained earnings after deducting treasury stock) which would appear on a consolidated balance sheet of Golden Eagle Group and the Consolidated Subsidiaries prepared as of such date in accordance with GAAP, LESS the aggregate book value of Intangible Assets shown on such consolidated balance sheet PLUS Subordinated Indebtedness shown on such consolidated balance sheet.

"TERM COMMITMENT PERIOD" means the period beginning on the Effective Date and ending on the earlier of (i) the Term Commitment Termination Date, or (ii) the date on which the obligations of the Bank to fund Advances hereunder terminates upon the occurrence of an Event of Default.

"TERM COMMITMENT TERMINATION DATE" means November 14, 1997.

"TERM COMMITTED SUM" means $3,833,333.00.

"TERM LOAN CONTRACT RATE" means the rates of interest on the Loans calculated as set out in Section 4.4.B.

"TERM LOANS" means the aggregate unpaid principal balance of all Borrowing made under Section 3.1.

"TERM MATURITY DATE" means October 27, 2002.

"TERM NOTE" shall have the meaning ascribed to such term in Section 4.2.

"TITLE DOCUMENTS" means any and all warehouse receipts, bills of lading or similar documents of title relating to goods in which a Loan Party at any time has an interest, whether now, or at any time or times hereafter, issued to the Loan Party or the Bank by any Person, and whether covering Inventory or otherwise.

"TOTAL COMMITMENT" means the total of the Revolving Credit Commitment and the Term Committed Sum.

"TRANSACTIONS" shall have the meaning ascribed to such term in Section 9.1.B.

"UCC" means the Uniform Commercial Code in effect in the applicable jurisdiction in which any of the Collateral is located and includes the Texas Business and Commerce Code Annotated ""1.101-11.108 (Vernon Supp. 1992), as amended.

"UNITED STATES" and "U.S." each means the United States of America.

"VOTING SHARES" of any corporation or limited liability company means shares, membership certificates or interests of any class or classes, however designated, having ordinary voting power for the election of at least a majority of the members of the Board of Directors, or other governing bodies, of such corporation or limited liability company.

   1.2  OTHER DEFINITIONS.

   A. All terms defined in this Agreement shall have the above-defined meanings when used in any of the Loan Documents, certificates, reports or other documents made or delivered pursuant to this Agreement, unless the context therein shall require otherwise.

   B. Defined terms used herein in the singular shall import the plural and vice versa.

   C. The words "HEREOF," "HEREIN," "HEREUNDER" and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

   D. Unless specifically otherwise noted, references to statutes by Popular Names are reference to the United States Code Annotated, including the regulations promulgated thereunder, and all amendments thereof.

   E. References to any obligations or liabilities of the "BORROWERS, GUARANTORS AND LOAN PARTIES" or the "BORROWERS, GUARANTORS OR LOAN Parties" shall refer to the joint and several obligations of such Persons.

                                   ARTICLE II
                   REVOLVING CREDIT LOANS AND LETTERS OF CREDIT

   2.1 REVOLVING LOAN COMMITMENT. Subject to the terms and conditions of this Agreement, the Bank agrees to lend to the Borrowers on a revolving basis, in one or more Advances from time to time during the Revolving Credit Commitment Period, an amount equal to the amounts requested by the Borrowers in each Notice of Revolving Credit Advance in the form of Exhibit 2.1 attached hereto. The Notice of Revolving Credit Advance shall specify (i) the aggregate amount of such Borrowing, and (ii) the requested Borrowing Date of such Borrowing. The Bank shall not be obligated to make Advances, however, (i) in an amount in excess of the Revolving Credit Commitment, (ii) if an Event of Default shall exist, and/or, (iii) to the extent, if any, the Advance, when taken together with the total amount of the Obligations, including Letters of Credit, then outstanding, would exceed Availability except as specifically permitted in
Section 2.3. Within the limits of this Article and during the Revolving Credit Commitment Period, the Borrowers may borrow, repay and re-borrow in accordance with the terms and conditions of this Agreement. The Bank may, but shall not be required to, make or continue any Loan hereunder if a Default has occurred or if there shall have occurred a breach of a covenant under any other agreement among any Loan Party and the Bank.

   2.2 LETTERS OF CREDIT. Subject to the terms and conditions of this Agreement, the Bank agrees to issue, from time to time, during the Revolving Credit Commitment Period, Letters of Credit on behalf of one or more of the Borrowers in amounts equal to the amounts requested by Golden Eagle Group in each Application for Letter of Credit. The Bank shall not be obligated to make Letters of Credit, however, (i) if the total amounts of outstanding Letters of Credit exceed or would exceed $500,000.00, (ii) if an Event of Default shall exist, and/or, (iii) to the extent, if any, the Advance, when taken together with the total amount of the Obligations, including Letters of Credit, then outstanding, would exceed Availability except as specifically permitted in
Section 2.3.

   A. Golden Eagle Group, for and on behalf of the Borrowers, shall execute and deliver the Bank's then current Application for Letter of Credit.

   B. To induce the Bank to issue and maintain Letters of Credit, the Borrowers agree to pay or reimburse the Bank on the date when any draft or draw request is presented under any Letter of Credit, the amount paid or to be paid by the Bank. If the Borrowers have not reimbursed the Bank for any drafts or draws paid or to be paid within twenty-four (24) hours following the Bank's demand for reimbursement, the Bank is irrevocably authorized to fund the Borrowers' reimbursement obligations as an Advance pursuant to Section 2.1 if proceeds are available and the proceeds of such Borrowing shall be in payment of the Borrowers' unpaid reimbursement obligations. If an Advance cannot be made, then the Borrowers' reimbursement obligation shall constitute a demand obligation. The Borrowers' obligations under this Section are absolute and unconditional under any and all circumstances and irrespective of any set off, counterclaim, or defense to payment that the Borrowers may have at any time against the Bank or any other Person. From the date that a draw has occurred to the date paid, unpaid reimbursement amounts shall accrue interest as set out in Section 4.4. No Letter of Credit will be issued with a expiry date beyond the Revolving Credit Commitment Termination Date.

   C. Bank shall notify the Borrowers of the date and amount of any draft or draw request presented for honor under any Letter of Credit, but failure to give notice will not affect the Obligations of the Borrowers or any other Loan Party. The Bank shall pay the requested amount upon presentment of a draft or draw request unless presentment on its face does not comply with the terms of the applicable Letter of Credit. When making payment, the Bank may disregard, (i) any Default or Event of Default that has occurred, and (ii) obligations under any other agreement that have or have not been performed by the beneficiary of the Letter of Credit or any other Person. The Bank is not responsible for, and the Borrowers' reimbursement obligations for honored drafts and draws will not be affected by, any matter or event whatsoever, including, without limitation, the validity or genuineness of documents or indorsements, even if the documents should in fact prove to be in any respect invalid, fraudulent, or forged, or any dispute among Borrowers and the beneficiary of any Letter of Credit, or any other Person to whom any Letter of Credit may be transferred, or any claims whatsoever of the Borrowers against any beneficiary of any Letter of Credit or its transferee.

   D. The Borrowers acknowledge that each Letter of Credit is deemed issued upon delivery to the beneficiary or the Borrowers. If Golden Eagle Group requests that any Letter of Credit be delivered to a Borrower rather than the beneficiary, and the Borrower subsequently cancels that Letter of Credit, the Borrower agrees to return the Letter of Credit to the Bank together with the Borrowers' certification that the Letter of Credit has never been delivered to its beneficiary. If any Letter of Credit is delivered to its beneficiary under a Borrower's instructions, the cancellation shall be ineffective without the Bank's receipt of the beneficiary's written consent and the Letter of Credit.

   E. Although this Agreement may be referenced in any Letter of Credit, the terms of an agreement related thereto or other obligation to the beneficiary of the Letter of Credit, such other agreements are not incorporated into this Agreement in any manner.

   2.3 BORROWING BASE. The aggregate principal amount at any time remaining unpaid on the Revolving Credit Loans and the Term Loans will not be in excess of the amount arrived at by the computation provided for in the following borrowing formula (the "BORROWING BASE"), which will be calculated in a Borrowing Base Certificate in the form of Exhibit 2.3 to determine Availability. Notwithstanding the foregoing, for the period commencing on the Effective Date and ending on October 16, 1998, the Borrowers may have outstanding Loans in excess of the Borrowing Base not to exceed, however, in the aggregate, $200,000.00. The Borrowing Base, the computation thereof and Availability shall be eighty (80) per cent of the aggregate amount of Eligible Accounts. The Bank retains the right to establish reasonable reserves ("RESERVES") as it deems appropriate under the Total Commitment, based on such factors as the Bank deems appropriate, including, but not limited to, increases in dilution of Accounts or if the Borrowers shall fail to obtain Landlord Agreements. The Borrowers acknowledge that the establishment of Reserves will have the effect of limiting or restricting Advances. The term "ELIGIBLE ACCOUNTS" means, at the time of any determination thereof, each Account of Golden Eagle Group and the Consolidated Subsidiaries as to which the following requirements have been fulfilled to the satisfaction of the Bank.

   A. Golden Eagle Group or a Consolidated Subsidiary has lawful and absolute title to the Account.

   B. The Account is a valid, legally enforceable obligation of an Account Debtor who is obligated under the Account for goods or services previously delivered or rendered to the Person for which payment is due within thirty (30) days of invoice date and the Account has not been outstanding for more than one hundred twenty (120) days from invoice date.

   C. There has been excluded from the Account any portion that is subject to any dispute, set off, counterclaim or other claim or defense on the part of the Account Debtor or any claim on the part of the Account Debtor denying liability under the Account.

   D. Golden Eagle Group or a Consolidated Subsidiary has the full and unqualified right to assign and grant a security interest in the Account to the Bank as security for the Obligations.

   E. The Account is evidenced by an invoice rendered to the Account Debtor and the Account is not evidenced by any chattel paper, promissory note, or other instrument.

   F. The Account is subject to a fully perfected first priority security interest and Lien in favor of the Bank pursuant to the Loan Documents, prior to the rights of, and enforceable as such, against any other Person.

   G. The Account is not subject to any Lien in favor of any Person other than the Lien of the Bank pursuant to the Loan Documents.

   H. The Account arose from a transaction in the ordinary course of business of Golden Eagle Group or a Consolidated Subsidiary.

   I. An Eligible Account shall not include Accounts from an Account Debtor if twenty (20) per cent or more of the dollar amounts of that Account Debtor are more than one hundred twenty (120) days from invoice date

   J. An Eligible Account shall not include Accounts from an Account Debtor to the extent the Accounts from that Account Debtor exceeds ten (10) per cent or more of the Eligible Accounts except for Accounts due from York, Amoco, Aerospatiale, Forasol, Elf Aquitaine and such other Account Debtors as may be specifically approved in writing by the Bank.

   K. An Eligible Account shall not include any Account from any steamship or like company which, under applicable law, has the right to set off against the Account.

   L. An Eligible Account shall not include any Account or portion of any Account from U.S. Customs in excess of an aggregate of $500,000.00.

   M.   An Eligible Account shall not include any Account from any Affiliate.

   N. No Account Debtor in respect of the Account is (i) primarily conducting business in any jurisdiction located outside the U.S., except those Accounts secured by letters of credit specifically approved by the Bank and except for Account of Aerospatiale, Forasol, Elf Aquitaine, (ii) an Affiliate of Golden Eagle Group or a Consolidated Subsidiary, (iii) any Governmental Authority, domestic or foreign, or (iv) the subject of a proceeding under any Debtor Laws.

   O. An Eligible Account shall not include an Account from or among any of the Loan Parties or an Account which arises out of a transaction in which any Loan Party shall have provided any surety or guaranty bond to the Account Debtor or other Person.

   2.4 BORROWING PROCEDURE. Borrowers will maintain a joint bank account (the "COLLECTION AND FUNDING ACCOUNT") into which account all Advances on the Revolving Credits Loans will be deposited.

   A. Advances on the Revolving Credit Loans shall be made pursuant to a Notice of Revolving Credit Advance signed by a Responsible Officer of Golden Eagle Group, specifying, (i) the aggregate amount of the Borrowing, and (ii) the requested date of the Borrowing. Each Borrowing shall be made on a Business Day. Borrowing shall be made in increments of not less than $50,000.00. The Bank is entitled to rely and act upon requests made or purportedly made by a Responsible Officer of Golden Eagle Group. Borrowers shall be unconditionally and absolutely estopped from denying (i) the authenticity and validity of any such transaction so acted upon by the Bank once the Bank has made an Advance and has deposited or transferred such funds as requested in any such Notice of Revolving Credit Advance, and (ii) the Borrowers' liability and responsibility therefor.

   B. Each Notice of Revolving Credit Advance shall be irrevocable and binding on the Borrowers. Borrowers covenant and agree to assume liability for and to protect, indemnify and save the Bank harmless from any and all liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses, including attorneys' fees, which may be imposed upon, incurred by or asserted against the Bank by reason of any loss, damage or claim howsoever arising or incurred because of, out of or in connection with (i) any action of the Bank pursuant to a Notice of Revolving Credit Advance or any other request for an Advance under the Revolving Credit Loans, (ii) the breach of any provisions of this Agreement by any Loan Party, or (iii) the transfer of funds pursuant to
        (i) and/or (ii) above.

   C. After receiving a Notice of Revolving Credit Advance in the manner provided herein, the Bank will, before 2:00 p.m. (Houston, Texas time) on the requested Borrowing Date which shall not be earlier than the first Business Day after a Borrowing is requested as specified in a Notice of Revolving Credit Advance, deposit the Advance in immediately available funds in the Collection and Funding Account.

   D. If the Bank shall receive an Application for Letter of Credit in the manner provided herein before 2:00 p.m. (Houston, Texas time) the Bank shall, on the requested Borrowing Date which shall not be earlier than the second Business Day after receipt, issue the Letter of Credit as specified by Golden Eagle Group and deliver same as directed by the Golden Eagle Group.

   2.5 USE OF PROCEEDS. The proceeds of each Borrowing under the Revolving Credit Commitment shall be used for the general working capital purposes of the Borrowers in the ordinary course of business and for no other purposes.

   2.6 COLLECTION AND FUNDING ACCOUNT. All payments made on Accounts will be deposited into the Collection and Funding Account. The Borrowers will provide written notification to each Account Debtor to remit all payments to the Collection and Funding Account. Bank will transfer from the Collection and Funding Account all collected amounts and deposit same to another account of the Borrowers designated by Golden Eagle Group.

                                   ARTICLE III
                                   TERM LOANS

   3.1 TERM LOANS. Subject to the terms and conditions of this Agreement, the Bank agrees to lend to the Borrowers, in one Advance from time to time during the Term Commitment Period, an amount equal to the amounts requested by the Borrowers in a Notice of Term Loan Advance in the form of Exhibit 3.1 attached hereto. The Notice of Term Loan Advance shall specify (i) the aggregate amount of such Borrowing, and (ii) the requested Borrowing Date of such Borrowing. The Bank shall not be obligated to make Term Loan Advances, however, (i) in an amount in excess of the Term Committed Sum, (ii) if an Event of Default shall exist, and/or, (iii) to the extent, if any, the Advance, when taken together with the total amount of the Obligations, including Letters of Credit, then outstanding, would exceed Availability except as specifically permitted in
Section 2.3.

   3.2 BORROWING PROCEDURE. It is contemplated that the Borrowers will request the Advance of the Term Committed Sum to pay a portion of the acquisition price for the stock being acquired pursuant to the Stock Purchase Agreement. Upon the making of a Term Loan Advance, the Borrowers must perfect in the Bank a valid first priority lien on all Collateral, including the assets of the entities whose stock is being acquired, directly or indirectly.

   A. The Advance on the Term Loans shall be made pursuant to the Notice of Term Loan Advance signed by a Responsible Officer of Golden Eagle Group, specifying (i) the aggregate amount of the Borrowing, and (ii) the requested Borrowing Date of the Borrowing. The Bank is entitled to rely and act upon requests made or purportedly made by a Responsible Officer of Golden Eagle Group. The Borrowers shall be unconditionally and absolutely estopped from denying (i) the authenticity and validity of any such transaction so acted upon by the Bank once the Bank has made the Advance and has deposited, transferred or paid such funds as requested in the Notice of Term Loan Advance, and (ii) the Borrowers' liability and responsibility therefor.

   B. The Notice of Term Loan Advance shall be irrevocable and bind ing on the Borrowers. The Borrowers covenant and agree to assume liability for and to protect, indemnify and save the Bank harmless from any and all liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses, including attorneys' fees, which may be imposed upon, incurred by or asserted against the Bank by reason of any loss, damage or claim howsoever arising or incurred because of, out of or in connection with (i) any action of the Bank pursuant to the Notice of Term Loan Advance, (ii) the breach of any provisions of this Agreement by the Borrowers, or (iii) the transfer of funds pursuant to
        (i) and/or (ii) above.

   3.3 USE OF PROCEEDS. Borrowing under the Term Committed Sum will be used solely in payment of a portion of the purchase price of the stock being acquired pursuant to the Stock Purchase Agreement and for no other purposes.

   3.4 CONDITIONS PRECEDENT. Borrowers shall, as conditions precedent to receiving an Advance under the provisions hereof, deliver to the Bank, at the time of the Notice of Term Loan Advance, the following:

   A. True and correct final copies of the Stock Purchase Agreement duly executed by each party thereto, together with true and correct final copies of all documents mentioned or described in the Stock Purchase Agreement, duly executed by the appropriate parties thereto.

   B. Duly executed and filed UCC-1 Financing Statements to perfect the Bank's first priority security interest in the Collateral, and searches of the Office of the Secretary of States of Texas, New York, Colorado, Illinois, Pennsylvania, Florida, Arizona, California and such other jurisdictions as any of the Loan Parties is doing business or that the Bank may require reflecting no other perfected Liens on the Collateral.

   C. Financial and other information, including, but specifically not limited to, audited financial statements, concerning the Persons being directly or indirectly acquired pursuant to the Stock Purchase Agreement, and the Stock Purchase Agreement, all of which must be in form, content and detail as required by the Bank and in the sole and absolute discretion of the Bank, satisfactory to the Bank.

   D. A landlord's lien waiver on the Leasehold in New York, and other Leaseholds when requested by the Bank, and a waiver of lien executed by any mortgagee holding a Lien on the real property of which the Leasehold is a part, both being in form and content satisfactory to the Bank. The Bank will be provided with such title information as will be reasonably necessary to determine the status of title to any such real property.

                                   ARTICLE IV
                                      NOTES

   4.1 REVOLVING CREDIT NOTE. The Revolving Credit Advances made under Section
2.1 by the Bank shall be evidenced by the Revolving Credit Note executed by the Borrowers, which shall (i) be dated the Effective Date, (ii) be in the amount of the Revolving Credit Commitment, (iii) be payable to the order of the Bank at the office of the Bank, (iv) bear interest in accordance with Section 4.4, and
(v) be in the form of Exhibit 4.1 attached hereto. Notwithstanding the principal amount of the Revolving Credit Note as stated on the face thereof, the amount of principal actually owing thereon, at any given time, shall be the aggregate of all Revolving Credit Advances made to the Borrowers hereunder, less all payments of principal actually received by the Bank. The records of the Bank evidencing the date and amount of each Revolving Credit Advance, as well as the amount of each payment made by the Borrowers, shall be rebuttably presumptive evidence of the amounts owing and unpaid on the Revolving Credit Note. Borrowers shall repay, and shall pay interest on, the unpaid principal amount of the Revolving Credit Loans in accordance with the terms of the Revolving Credit Note and this Agreement.

   4.2 TERM NOTE. The Term Advance made under Section 3.1 by the Bank shall be evidenced by the Term Note executed by the Borrowers, which shall (i) be dated the Effective Date, (ii) be in the amount of the Term Committed Sum, (iii) be payable to the order of the Bank at the office of the Bank, (iv) bear interest in accordance with Section 4.4, and (v) be in the form of Exhibit 4.2 attached hereto. Borrowers shall repay, and shall pay interest on, the unpaid principal amount of the Term Loans in accordance with the terms of the Term Note and this Agreement.

   4.3 APPLICABLE MARGIN. With respect to Term Loans, the Applicable Margin shall be determined as a function of the Debt Coverage Ratio and shall be calculated as set forth below.

         DEBT COVERAGE RATIO                         APPLICABLE MARGIN

         Equal to or greater
           than 1.50:1.00                                    0.50 %

         Equal to or greater
           than 1.00:1.00, but
           less than 1.50:1.00                               0.25 %

         Less than 1.00:1.00                                (-.25) %

    The Debt Coverage Ratio shall be deemed to be 1.50:1.00 from the Effective Date to and including December 31, 1997. Any change in the Applicable Margin after December 31, 1997, shall be effective upon the date of delivery of,
    (i) the annual audited Financial Statements to be delivered pursuant to
    Section 7.1.A.(1), and (ii) thereafter shall be determined quarterly from the Financial Statements of Golden Eagle Group and the Consolidated Subsidiaries most recently delivered pursuant to Section 7.1.A.(4) at the end of each fiscal quarter for the preceding consecutive twelve (12) month period. If Golden Eagle Group shall fail to deliver any such Financial Statements within the times specified in Section 7.1.A.(1) or Section 7.1.A.(4), the Debt Coverage Ratio shall be deemed to be 1.50:1.00 until the delivery of such Financial Statements to the Bank.

    4.4 INTEREST RATES. The unpaid principal of the Loans shall bear interest from the date of Advance as follows:

    A. Prior to Default, the Revolving Credit Loans shall bear interest at a rate (the "REVOLVING LOAN CONTRACT RATE") per annum which shall, from day to day, be an amount equal to the lesser of: (i) The Base Rate in effect from day to day; or, (ii) the Maximum Rate.

    B. Prior to Default, the Term Loans shall bear interest at a rate (the "TERM LOAN CONTRACT RATE") per annum which shall, from day to day, be an amount equal to the lesser of: (i) The Base Rate in effect from day to day plus the Applicable Margin; or, (ii) the Maximum Rate.

    C. Past due principal and interest on the Loans shall bear interest, to the extent permitted by applicable law, at a rate per annum equal to the lesser of: (i) The Maximum Rate; or, (ii) if no Maximum Rate exists, then eighteen (18) per cent per annum.

    D. Notwithstanding the terms of Section 4.4.A or Section 4.4.B, if on any interest payment date, the Bank does not receive interest at the applicable Contract Rate because the applicable Contract Rate exceeds or has exceeded the Maximum Rate, then the Borrowers shall, upon the demand of the Bank, pay to the Bank, in addition to interest otherwise required hereunder, on each interest payment date thereafter, interest at the Maximum Rate until the cumulative interest received by the Bank equals the interest which would have been received at the applicable Contract Rate. In no event, however, shall the Borrowers be required to pay, for any appropriate computation period, interest at a rate exceeding the Maximum Rate effective during such period.

    4.5 MAXIMUM INTEREST. It is the intention of the parties to comply with all applicable usury laws.

Accordingly, it is agreed that notwithstanding any provision apparently to the contrary in the Loan Documents, no such provision shall require the payment or permit the collection of interest in excess of the Maximum Amount or the Maximum Rate. If any excess of interest in such respect is provided for, or shall be adjudicated to be so provided for, in the Loan Documents, then in such event the provisions of this Section shall govern and control and (i) no Loan Party liable for the payment of any sums to become due under the Loan Documents shall be obligated to pay the amount of such interest to the extent that it is in excess of the Maximum Amount or the Maximum Rate, and (ii) any such excess which may have been collected shall be first applied as a credit against the then unpaid principal amount on the Notes and the excess, if any, refunded to the Borrowers or such other Loan Party and the effective rate of interest shall be automatically reduced to the Maximum Rate. Without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received under the Loan Documents which are made for the purpose of determining whether such rate exceeds the Maximum Rate, shall be made, to the extent permitted by applicable usury laws, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the Loans, all interest at any time contracted for, charged or received by the holder or holders of the Notes in connection with the Loans. The Bank notifies and discloses to the Borrowers that, for purposes of TEX. REV. CIV. STAT. ANN. Art. 5069-1.04 (Vernon
1989), as it may, from time to time, be amended, the "APPLICABLE RATE CEILING" shall be the "INDICATED RATE" ceiling, from time to time, in effect as limited by Art. 5069-1.04(b). To the extent provided by applicable law, however, the Bank reserves the right to change the "APPLICABLE RATE CEILING," from time to time, by further notice and disclosure to the Borrowers. The "HIGHEST NON-USURIOUS RATE OF INTEREST PERMITTED BY APPLICABLE LAW" for purposes of this Agreement and the Notes shall not be limited to the applicable rate ceiling under Art. 5069-1.04 if federal laws or other state laws now or hereafter in effect and applicable to this Agreement and the Notes (and the interest contracted for, charged and collected hereunder or thereunder) shall permit a higher rate of interest. The Loan Parties and the Bank agree that, except for "15.10(b), the provisions of TEX. REV. CIV. STA. ANN. Art. 5069-15.01 ET.SEQ. Vernon (1987), as amended (regulating certain revolving credit loans and revolving tri-party accounts) shall not apply to the Loan Documents.

    4.6 PAYMENTS ON THE NOTES. The Notes will be paid and prepaid in accordance with the terms set out in this Section.

    A. The unpaid principal amount of the Revolving Credit Note, together with all accrued but unpaid interest thereon, unpaid Facility Fees and Letters of Credit Fees, if not, for any reason previously paid, shall be due and payable on the Revolving Credit Commitment Termination Date. Interest on the Revolving Credit Note shall be due and payable monthly as it accrues, commencing on November 27, 1997, and continuing on the same day of each month during the Revolving Credit Commitment Period and on the Revolving Credit Commitment Termination Date.

    B. The unpaid principal amount of the Term Note shall be due and payable quarterly in consecutive installments of $191,667.00, commencing on January 27, 1998, and continuing on each April 27, July 27, October 27 and January 27 thereafter, and in one final installment on the Term Maturity Date, when the balance of all principal on the Term Note shall be payable in full. Interest on the Term Note shall be due and payable quarterly, as interest accrues, commencing on January 27, 1998, and continuing on each April 27, July 27, October 27 and January 27 thereafter until the Term Maturity Date, when the balance of all accrued and unpaid interest on the Term Note shall be payable in full.

    C. In addition to the payments required under Section 4.6.A and Section 4.6.B, the Borrowers shall, from time to time, make prepayments of principal and interest on the Notes, first of the

        Revolving Credit Loans and secondly of the Term Loans, such that Availability equals or exceeds zero at all times except as specifically permitted in Section 2.3.

    D. In addition to the payments required under Section 4.6.A, Section 4.6.B and Section 4.6.C, the Borrowers shall, not later than each July 31 and January 31, commencing with the period ending June 30, 1998, make a Mandatory Prepayment for the prior period ended, such prepayment to be applied as set forth in Section 4.8.

    E.  In addition to the payments required under Section 4.6.A, Section 4.6.B,
        Section 4.6.C and Section 4.6.D, the Borrowers shall, not later than three (3) days of, (i) the sale of any assets of the Borrowers (excluding sales of assets in the ordinary course of business), (ii) the completion of any debt or equity offerings or the realization of proceeds of any prior debt or equity offerings, or (iii) a Change of Control, make a prepayment of the Loans in an amount equal to one hundred (100) per cent of the proceeds received or realized (net of taxes due and any expenses of sale) by the Borrowers, or in the case of a Change of Control, by the sellers of any Loan Party's stock, which proceeds shall be applied as set forth in Section 4.8.

    F. On the Revolving Credit Commitment Termination Date or upon the occurrence of any Event of Default, the Borrowers shall provide to the Bank cash collateral in an amount equal to the then-existing outstanding amounts of Letters of Credit. The Bank agrees to return the cash collateral to the Borrowers upon the subsequent payment in full of all Obligations or the cure of the applicable Default.

    4.7 CALCULATION OF INTEREST RATES. Interest on the unpaid principal of the Notes shall be calculated on the basis of the actual days elapsed in a year consisting of three hundred sixty (360) days.

    4.8 PREPAYMENTS. The Borrowers may, upon prior notice to the Bank, make prepayments on the Notes in whole at any time or in part, from time to time, without premium or penalty, however:

    A. Any prepayment of the Notes shall be made together with interest accrued through the date of the prepayment on the principal amount prepaid; and,

    B. If no Default shall have occurred, prepayments shall be applied (i) first to the discharge of any expenses for which the Bank may be entitled to receive reimbursement under any agreement with the Borrowers, (ii) next to accrued interest on the Notes, (iii) next to the reduction of installments of principal, in inverse order of maturity, on the Term Note, and (iv) the balance remaining, if any, shall be applied to the reduction of principal on the Revolving Credit Note.

    C. If, however, a Default has occurred and is continuing at the time of a prepayment, the Bank shall be entitled to apply the prepayment in any manner the Bank shall deem appropriate.

    4.9 LETTERS OF CREDIT FEES. At the time a Letter of Credit is issued, the Borrowers agree to pay to the Bank fees for the issuing of Letters of Credit:

    A. In a sum equal to the greater of one (1) per cent per annum of the face amount of the Letter of Credit, and an annual fee of $350.00 for each year or part year a Letter of Credit is outstanding.

    B. The Borrowers additionally agree to pay promptly upon demand the amount of any customary fees and expenses the Bank charges for amending letters of credit, for honoring drafts and draw requests, and taking similar action in connection with letters of credit.

    4.10 MANNER AND APPLICATION OF PAYMENTS. All payments and prepayments of principal of, and interest on, the Notes shall be made by the Borrowers to the Bank before 2:00 p.m. (Houston, Texas time) in immediately available funds at the Bank's office. Any payment or prepayment received by the Bank after 2:00 p.m. (Houston, Texas time), shall be deemed to have been received by the Bank on the next succeeding Business Day.

    4.11 RENEWALS OF NOTES. All renewals and rearrangements, if any, of the Notes shall be deemed to be made pursuant to this Agreement, and accordingly, shall be subject to the terms and provisions hereof. Each Loan Party shall be deemed to have ratified, as of the date of such renewal or rearrangement, all of the representations, covenants and agreements herein and in the Loan Documents set forth.

    4.12 TAXES.

    A. Any and all payments by the Borrowers hereunder or under the Notes shall be made free and clear of, and without deduction for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto ("TAXES"), excluding taxes imposed upon the Bank's income, and franchise taxes imposed upon the Bank by any Governmental Authority. If the Borrowers shall be required by law to deduct any Taxes for which the Borrowers are responsible under the preceding sentence from or in respect of any sum payable hereunder or under any Note, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Bank receives an amount equal to the sum the Bank would have received had no such deductions been made, (ii) the Borrowers shall make such deductions, and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority or other authority in accordance with applicable law.

    B. Borrowers shall pay any present or future stamp or documentary taxes, or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Loan Documents or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the other Loan Documents ("OTHER TAXES").

    C. Each Loan Party indemnifies and agrees to hold the Bank harmless for the full amount of Taxes and Other Taxes paid by the Bank or any liability, including penalties and interest, arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.

    D. Upon request of the Bank and within thirty (30) days thereafter, the Borrowers shall furnish to the Bank the original or a certified copy of a receipt evidencing payment therefor.

    E. Without prejudice to the survival of any other agreement, the agreements and obligations of each Loan Party contained in this Section shall survive the payment in full of the Obligations.

    4.13 FACILITY FEES. Borrowers agree to pay to the Bank facility fees for the granting of the Revolving Credit Loans computed at a rate per annum (based on a 360 day year) equal to one hundred twenty-five thousandths (.125) per cent on the average daily un-borrowed amount of the Revolving Credit Commitment in effect during the period for which payment is made. Commencing on December 31, 1997, the commitment fees shall be payable semi-annually, in arrears, on the last day of each June and December during the Revolving Credit Commitment Period, and on the Revolving Credit Commitment

Termination Date, within five (5) days of the Bank's demand therefor on the Borrowers. Additionally, the Borrowers agree to pay to the Bank a facility fee in the amount of $19,167.00, for the granting of the Term Loans which shall be due and payable on the Effective Date.

                                    ARTICLE V
                              COLLATERAL FOR LOANS

    5.1 COLLATERAL FOR LOANS. The Loans shall be secured by the following property of each of the Loan Parties (collectively, the "COLLATERAL") and Liens in the Collateral shall be created by or in the Collateral Documents, including, but not limited to, those described as follows:

    A. Security Agreement in the form of Exhibit 5.1.A, creating a first priority lien, mortgage and security interest in and upon all present and future Accounts, General Intangibles, Instruments, margin accounts, tax refunds, Chattel Paper, drafts, acceptances, Contracts and Contract Rights, Documents, Title Documents, notes, and all other personal property or interests in personal property, together with all accessions to, substitutions for, and all replacements, products and proceeds of the foregoing (including, without limitation, proceeds of insurance policies insuring any of the foregoing), all books and records (including, without limitation, customer lists, credit files, computer programs, printouts and other computer materials and records) pertaining to any of the foregoing, and all insurance policies insuring any of the foregoing, whether now owned or hereafter acquired, and wherever located.

    5.2 FURTHER ASSURANCES. Each Loan Party shall make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all vouchers, invoices, notices, certifications and additional agreements, undertakings, conveyances, deeds of trust, mortgages, transfers, assignments, Financing Statements or other assurances, and take any and all such other action, as the Bank may, from time to time, deem reasonably necessary or proper in connection with any of the Loan Documents, or for better assuring and confirming unto the Bank all or any part of the security for any of the Obligations, or for granting to the Bank any security for the Obligations which the Bank reasonably may request from time to time.

    5.3 COLLATERAL DOCUMENTS. Each of the Collateral Documents will be duly executed by the parties thereto. Each document, including, without limitation, any Financing Statement, required by the Collateral Documents, under law or requested by the Bank to be filed, registered or recorded in order to create, in favor of and for the benefit of the Bank, a perfected first Lien on the Collateral described therein, shall be properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested. The Bank shall receive an acknowledgment copy, or other evidence satisfactory to the Bank, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto.

    5.4 DESCRIPTION OF ASSETS. The Collateral Documents will contain a description of the Collateral sufficient to grant to the Bank for the benefit of the Bank perfected Liens therein pursuant to applicable law. Upon the filing of the UCC-1's, the Bank will have, for the benefit of the Bank, perfected first priority Liens in all Collateral.

    5.5 OTHER LOANS. It is agreed that the Collateral given to secure the Loans shall secure all Obligations, regardless of how same may arise and all collateral given to secure any other obligations of each Loan Party shall additionally secure the Obligations. Any Default shall constitute an event of default in all Obligations and the Liens securing the payment of same.

                                   ARTICLE VI
                CUSTODY, INSPECTION, AND MAINTENANCE OF COLLATERAL

    6.1 DISPOSITION. Borrowers will safeguard and protect all Collateral for the Bank's general account and make no disposition thereof except in the ordinary course of business.

    6.2 INSPECTION. At all times, the Bank shall have full access to, and the right to examine, check, inspect and make abstracts and copies from the books, records, audits, correspondence and all other papers relating to the Collateral. The Bank and the Bank's agents may enter upon any of the premises of the Borrowers at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto. On an annual basis, the Bank may, at the Borrowers' expense make field examinations of the Borrowers' books, records, Title Documents and Inventory. The costs of the field examinations will be reimbursed to the Bank on receipt of a statement therefor.

    6.3 AUTHORIZATION. Borrowers irrevocably authorize and direct all accountants and auditors employed by the Borrowers to exhibit and deliver to the Bank at any time during the term of this Agreement copies of any of the Financial Statements, trial balances or other accounting records of any sort in the accountant's or auditor's possession of the Borrowers, and to disclose to the Bank any information they may have concerning the financial status and business operations. Borrowers authorize all Governmental Authority to furnish to the Bank copies of reports or examinations relating to the Borrowers, whether made by the Borrowers or otherwise.

    6.4 REPORTS. Borrowers will, immediately upon learning thereof, report to the Bank all matters materially affecting the value, en forceability or collectibility of any of the Collateral such as the reclamation, repossession or return to the Borrowers of goods and claims or disputes asserted by any customer or Account Debtor.

    6.5 COMPLIANCE WITH LAW. Borrowers shall comply with all actions, rules, regulations and orders of any Governmental Authority applicable to the Collateral or any part thereof or to the operation of the business of the Borrowers. Borrowers may, however, contest or dispute any actions, rules, regulations, orders and directions of a Governmental Authority in any reasonable manner, provided the Bank is satisfied that the contest or dispute does not affect the Bank's Liens or have a Material Adverse Effect.

    6.6 PROTECTION. At any time there shall be an Event of Default, the Bank may take such steps as the Bank deems necessary to protect the Bank's interest in and to preserve the Collateral, including the hiring of security guards or the placing of other security protection measures as the Bank may deem appropriate. The Bank may elect to employ and maintain at any of the Borrowers' premises a custodian who shall have full authority to do all acts necessary to protect the Bank's interest in the Collateral. The Bank may lease warehouse facilities to which the Bank may move all or part of the Collateral. Borrowers agree to cooperate fully with all of the Bank's efforts to preserve the Collateral and will take such actions to preserve the Collateral as the Bank may direct. All of the Bank's reasonable expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to the Borrowers' account and added to the Revolving Credit Note.

    6.7 CREATION OF ACCOUNTS. Upon the Bank's request, the Borrowers will upon the creation of Accounts, or at such intervals as the Bank may require, provide the Bank with (i) confirmatory assignment schedules, (ii) copies of customer's invoices, (iii) evidence of shipment or delivery, and (iv) such further schedules, documents and/or information regarding the Accounts as the Bank may require. The Bank shall have the right to confirm and verify all Accounts and do whatever the Bank may deem necessary to protect the Bank's interests. The items to be provided under this Section are to be in forms satisfactory to the Bank and executed by the Borrowers and delivered to the Bank, from time to time, solely for the Bank's convenience in maintaining records of the Collateral. The failure to deliver any of such items to the Bank shall not affect, terminate, modify or otherwise limit the Bank's Liens.

    6.8 RIGHT TO RECEIVE. The Bank shall have the right to receive, endorse, assign and/or deliver in the name of the Bank and the Borrowers, any and all checks, drafts and other instruments for the payment of money relating to the Accounts. Borrowers waive notice of presentment, protest and of non-payment of any instrument so endorsed. Borrowers constitute the Bank or the Bank's designee as the Borrowers' attorney with power to (i) endorse the Borrowers' names upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral that may come into the Bank's possession; (ii) send verifications of Accounts to any customer; (iii) notify the postal authorities to change the address for delivery of mail addressed to the Borrowers to such address as the Bank may designate; and, (iv) sign all Financing Statements or any other documents or instruments deemed necessary or appropriate by the Bank to preserve, collect, or perfect the Bank's interest in the Collateral and file same. All acts of the attorney or designee are hereby ratified and approved, and the attorney or designee shall not be liable for any acts of omission or commission, or for any error of judgment or mistake of fact or law. This power is coupled with an interest and is irrevocable while any of the Obligations remain unpaid.

                                   ARTICLE VII
                                    COVENANTS

    7.1 AFFIRMATIVE COVENANTS. Until the fulfillment of all Obligations, unless the Bank shall otherwise consent in writing, each Loan Party, respectively as indicated, will perform and comply with the following covenants:

    A.   Golden Eagle Group shall furnish to the Bank:

         (1) As soon as possible, but in any event within one hundred twenty
         (120) days after the end of each Fiscal Year, audited, consolidated Financial Statements of Golden Eagle Group and the Consolidated Subsidiaries consisting of statements of income, stockholder's equity and cash flows for such Fiscal Year and a balance sheet as of the end of such Fiscal Year, setting forth, in each case, in comparative form, corresponding figures from the immediately preceding annual audit, and if requested by the Bank the supporting schedules therefor, all in reasonable detail and satisfactory in scope to the Bank, as fairly presenting the financial position of Golden Eagle Group and the Consolidated Subsidiaries as of the dates indicated in accordance with GAAP, together with an opinion thereon, without qualifications or exceptions, certified by independent certified public accountants selected by the Borrowers and satisfactory to the Bank;

         (2) As soon as possible, but in any event within one hundred twenty
         (120) days after the end of each Fiscal Year, the auditors' management report;

         (3) As soon as possible, but in any event within thirty (30) days after the end of each calendar month, a consolidated aging and listing of all Accounts, Eligible Accounts, all accounts payable, agent report and a steamship payable report for such month certified as being true and correct by a Financial Officer of Golden Eagle Group;

         (4) Within thirty (30) days after the end of each calendar month, a consolidated balance sheet as of the end of such calendar month and the related statement of income, all in reasonable detail and setting forth in comparative form the amounts for such calendar month and the Fiscal Year to date, and the amounts for the corresponding periods in the prior year, prepared in a manner satisfactory to the Bank and certified by a Financial Officer of Golden Eagle Group as fairly presenting the consolidated financial position of Golden Eagle Group and the Consolidated Subsidiaries as of the dates indicated, subject to changes resulting from audit and normal year-end adjustment;

         (5) On the Effective Date, the Borrowers will provide the Bank, (i) a Certificate of Compliance in the form of Exhibit 7.1.A.(5), with a proforma Borrowing Base Certificate for Golden Eagle Group and the Consolidated Subsidiaries based on June 30, 1997, Financial Statements, together supporting data regarding Eligible Accounts derived from each Loan Party, signed by a Financial Officer of Golden Eagle Group certifying that no Events of Default have occurred and the Loan Parties are in compliance with the covenants set out in Section 7.2, calculating the Borrowing Base. On November 15, 1997, the Borrowers will provide the Bank, (i) a Certificate of Compliance in the form of
         Exhibit 7.1.A.(5), with a Borrowing Base Certificate for Golden Eagle Group and the Consolidated Subsidiaries based on September 30, 1997, Financial Statements, together supporting data regarding Eligible Accounts derived from each Loan Party, signed by a Financial Officer of Golden Eagle Group certifying that no Events of Default have occurred and the Loan Parties are in compliance with the covenants set out in
         Section 7.2, calculating the Borrowing Base. Thereafter, within thirty
         (30) days after the end of each calendar month, the Borrowers will provide the Bank, (i) a Certificate of Compliance in the form of
         Exhibit 7.1.A.(5), with an attached Borrowing Base Certificate, together supporting data regarding Eligible Accounts derived from each Loan Party, signed by a Financial Officer of Golden Eagle Group certifying that no Events of Default have occurred and the Loan Parties are in compliance with the covenants set out in Section 7.2, calculating the Borrowing Base, and demonstrating compliance as at the end of such month with the Availability requirements, and (ii) together with such payment, if any, as may be necessary to bring the Availability to zero except as specifically permitted in Section 2.3; and,

         (6) From time to time, such further information regarding the business, affairs and financial condition of the Borrowers as the Bank may request.

    B. Borrowers shall furnish to the Bank, within forty-five (45) days after the end of the first, second and third Fiscal quarter, a copy of the Form 10Q filed with the Securities and Exchange Commission, and within one hundred twenty (120) days of the end of each Fiscal Year, a copy of the Form 10K filed with the Securities and Exchange Commission, each certified by a Financial Officer of Golden Eagle Group as being true and correct.

    C. Golden Eagle Group shall furnish to the Bank, promptly when same is being available, a copy of each Financial Statement, report, notice or proxy statement sent by Golden Eagle Group to stockholders generally and of each regular or periodic report, registration statement or prospectus filed by the Borrowers with any securities exchange or the Securities and Exchange Commission, and of any order issued by any Governmental Authority in any proceeding to which any of the Borrowers are a party. Golden Eagle Group will notify the Bank of changes in the ownership of stock of Golden Eagle Group by any Insider, as defined in the Securities Act of 1934, of any single change or aggregate change of ownership of five (5) or more per cent of the outstanding or issued shares of Golden Eagle Group.

    D. Each Loan Party shall, promptly upon learning thereof: (i) inform the Bank, in writing, of any material delay in the Loan Party's performance of any obligations to any Account Debtor or of any assertion of any claims, set offs or counterclaims by any Account Debtor; and, (ii) furnish to and inform the Bank of all material adverse information relating to the financial condition of any Account Debtor.

    E. Each Loan Party shall comply with all Requirements of any Governmental Authority.

    F. Each Loan Party shall act prudently and in accordance with customary industry standards in managing or operating the Loan Party's assets, properties, business and investments. Each Loan Party shall keep in good working order and condition, ordinary wear and tear excepted, all of the Loan Party's assets and properties which are necessary to the conduct of the Loan Party's business. Each Loan Party shall obtain and maintain at the Loan Party's expense, all governmental licenses, authorizations, consents, permits and approvals as may be required to enable the Loan Party to operate the Loan Party's business and to comply with the Loan Party's obligations hereunder and under the other Loan Documents.

    G. Each Loan Party will maintain with financially sound, responsible and reputable insurance companies, insurance against such risks, and in such amounts (and with co-insurance and deductibles), as are usually carried by owners of similar businesses and properties in the same general areas in which the Loan Party operates, and at least in the amounts and types presently carried by the Loan Party. Each Loan Party will specifically maintain, (i) all insurance required by state statutes for protection of employees against work-related injuries,
         (ii) comprehensive general liability coverage in such amounts as are appropriate for the operations of the Loan Party, and (iii) all other insurance required by applicable law. All such policies shall be non-cancelable without ten (10) days prior written notice to the Bank. Each Loan Party shall cause the insurance policies or proper certificates evidencing the same to be delivered to the Bank. If any Loan Party shall fail to obtain insurance as herein provided, or to keep the same in force, the Bank may obtain such insurance and pay the premiums therefor and charge the Borrowers' account therefor, and such expenses so paid shall be part of the Obligations.

    H. Each Loan Party shall continue to be a corporation duly incorporated and existing in good standing under the laws of the State of its incorporation and each will continue to be duly licensed or qualified in all jurisdictions wherein the character of the property owned or leased by the Loan Party or the nature of the business transacted by the Loan Party makes licensing or qualification necessary, and the failure to do so would have a Material Adverse Effect.

    I. From time to time each of the Loan Parties shall also furnish to the Bank copies of income tax returns and such other information regarding the business, affairs and financial condition of the Loan Party as the Bank reasonably may request.

    J. Each Loan Party shall pay and discharge all taxes, assessments and governmental charges or levies including, but expressly not limited to, income, excise and ad valorem taxes, prior to the date on which penalties or liens attach thereto and become of public record, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided.

    K.   Each Loan Party shall promptly give notice in writing to the Bank of
         (i) any IRS audit of the Loan Party, (ii) the filing or commencement of any action, suit, or administrative proceeding against the Loan Party, whether at law or in equity or by or before any Governmental Authority,
         (iii) violations of any Requirement, or (iv) any Reportable Event, any of which events (a) is material and is brought by or on behalf of any Person, or in which injunctive or other equitable relief is sought, and (b) it is probable (within the meaning of Statement of Financial Accounting Standards No. 5 promulgated by FASB) that there will be an adverse determination and which, if adversely determined, would materially impair the ability of such Person to perform its obligations under any of the Loan Documents to which it is a party.

    L. Each Loan Party shall furnish to the Bank immediately upon becoming aware of the existence of any condition or event which constitutes a Default or an Event of Default, or which, with notice or lapse of time, would become a Default or an Event of Default, notice specifying the nature and period of existence thereof and the action which the Loan Party is taking or proposes to take with respect thereto.

    M. Each Loan Party shall pay in full all expenses, including reasonable legal expenses and attorney's fees, of the Bank which have been or may be incurred by the Bank in connection with the preparation of the Loan Documents, the lending hereunder, the collection or enforcement of the Obligations and the recording and filing and re-recording and re-filing of any such document.

    7.2 FINANCIAL COVENANTS. Until the fulfillment of all Obligations unless the Bank shall otherwise consent in writing, Golden Eagle Group and the Consolidated Subsidiaries shall, on a consolidated basis, maintain the following financial covenants calculated monthly for the immediately preceding twelve (12) months.

    A. CURRENT RATIO. Golden Eagle Group and the Consolidated Subsidiaries shall have, as of the Effective Date and thereafter maintain, a Current Ratio of at least 1.20:1.00.

    B. TANGIBLE NET WORTH. Golden Eagle Group and the Consolidated Subsidiaries shall have, as of the Effective Date and shall thereafter maintain, a Tangible Net Worth of at least the Tangible Net Worth of Golden Eagle Group and the Consolidated Subsidiaries, including specifically Columbia Group, LESS, $100,000.00. Thereafter, Tangible Net Worth must increase semi-annually on each June 30 and December 31 by seventy-five (75) per cent of Net Income for the prior six (6) month period plus the net amount of proceeds received from any equity offering during such each period.

    C. DEBT COVERAGE RATIO. Golden Eagle Group and the Consolidated Subsidiaries shall have, as of the Effective Date and shall thereafter maintain during each period, a Debt Coverage Ratio not exceeding 3.00:1.00 for the first twelve (12) months after the Effective Date, a Debt Coverage Ratio not exceeding 1.75.0:1.00 for the second twelve
         (12) months after the Effective Date, and a Debt Coverage Ratio not exceeding 1.25:1.00 thereafter.

    D. FIXED CHARGE COVERAGE RATIO. Golden Eagle Group and the Consolidated Subsidiaries shall have, as of the Effective Date and shall thereafter maintain, a Fixed Charge Coverage Ratio of at least 1.25:1.00.

    E. CERTIFICATE OF COMPLIANCE. On the Effective Date and within thirty (30) days after the end of each month, the Borrowers will provide to the Bank a Certificate of Compliance in the form of Exhibit 7.2.E, signed by a Financial Officer of Golded Eagle Group, (i) calculating or stating the financial covenants set out in Section 7.2, (ii) certifying that no Events of Default have occurred, and (iii) that Golden Eagle Group and the Consolidated Subsidiaries are in compliance with the covenants set out in this Section.

    7.3 OTHER COVENANTS. Until the fulfillment of all Obligations, unless the Bank shall otherwise consent in writing, the Loan Parties, respectively as indicated, will perform and comply with the following covenants:

    A. Golden Eagle Group and the Consolidated Subsidiaries will not create, incur, assume or suffer to exist Indebtedness, except (i) the Loans;
         (ii) current accounts payable and other current obligations (other than for borrowed money) arising out of transactions in the ordinary course of business; (iii) subject to Section 7.3.C, Indebtedness incurred in connection with the acquisition of equipment or other assets and, (iv) Subordinated Indebtedness not in excess of $1,083,333.00 created in favor of the Sellers in connection with the Stock Purchase Agreement.

    B. Golden Eagle Group and the Consolidated Subsidiaries will not pay any Subordinated Indebtedness (except as permitted in the Subordination Agreement), execute a Guaranty (except in favor of the Bank), or create, incur, assume or suffer to exist any Lien, except a Permitted Lien. Columbia Shipping is presently being audited by the IRS. Pursuant to the term of the Stock Purchase Agreement, Golden Eagle Group will receive a letter of credit from the Sellers to secure to Golden Eagle Group that any tax assessment will be paid. The Borrowers will use the proceeds of the letter of credit, if drafted, only for purposes of paying any tax assessment made against Columbia Shipping.

    C. Golden Eagle Group and the Consolidated Subsidiaries will not expend or enter into the commitment to expend, whether by Capital Lease or Capital Expenditure or for Rentals during any twelve (12) month period, an amount in the aggregate exceeding $600,000.00, on a consolidated basis, in the first twelve (12) months after the Effective Date, and an amount in the aggregate exceeding $450,000.00, on a consolidated basis, in any succeeding twelve (12) month period thereafter during the term hereof.

    D. No Loan Party will pay any Dividends, make any distribution on the Loan Party's capital stock or purchase or retire any capital stock, dissolve or liquidate, or become a party to any merger or consolidation, or purchase, lease or otherwise acquire all or substantially all of the assets or capital stock of any Person, or sell, transfer, lease or otherwise dispose of all or any substantial part of the Loan Party's properties, assets or business.

    E. No Loan Party will amend its organizational documents, including but not limited to, Articles or Certificate of Incorporation and bylaws.

    F. No Loan Party will change its name, fiscal year or method of accounting except as required by GAAP. A Loan Party may change its name if the Borrowers have given the Bank sixty (60) days prior notice of such name change and there shall have been taken such action as the Bank deems necessary to continue the perfection of the Liens securing payment of the Obligations.

    G. Golden Eagle Group and the Consolidated Subsidiaries will not enter into any transaction with any Affiliates, other than transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than could be obtained in an arm's-length transaction with a Person that was not an Affiliate. No assets of any Loan Party will be transferred to any other Loan Party without the express written consent of the Bank.

    H. Golden Eagle Group and the Consolidated Subsidiaries will not engage in any other line of business or business venture other than those presently engaged or those which are directly related thereto, or change any method of operation or manner of doing business in any material respect.

    I. Borrowers will not use proceeds of any Loan to acquire any security in any transaction which is subject to "13 or "14 of the Securities Exchange Act of 1934, including particularly (but without limitation) "13(d) and "14(d) thereof.

    J. No Loan Party will sell, assign, convey, exchange, lease or otherwise dispose of any of the Loan Party's respective properties, rights, assets or business, whether now owned or hereafter acquired, except in the ordinary course of business and for a fair consideration.

    7.4 ERISA COMPLIANCE. Golden Eagle Group and the Consolidated Subsidiaries shall, and shall cause each ERISA Affiliate to:

    A. At all times, make prompt payment of all contributions required under all Employee Plans and required to meet the minimum funding standard set forth in ERISA with respect to all Employee Plans;

    B. With respect to any Pension Plan, not permit to exist any material "ACCUMULATED FUNDING DEFICIENCY" (within the meaning of "302 of ERISA and "412 of the Code), whether or not waived, with respect thereto;

    C. Not engage in any transaction in connection with which the Borrower or any ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to the provisions of "502 of ERISA or a material tax imposed under the provisions of "4975 of the Code;

    D. Not terminate any Pension Plan in a "DISTRESS TERMINATION" under "4041 of ERISA, or take any other action which could result in a material liability of the Borrower or any ERISA Affiliate to the PBGC;

    E. Not adopt an amendment to any Pension Plan requiring the provision of security under "307 of ERISA or "40(a)(29) of the Code;

    F. Upon request and within thirty (30) days thereafter, furnish to the Bank each annual report/return (Form 5500 Series), as well as all schedules and attachments required to be filed with the Department of Labor and/or the IRS pursuant to ERISA, and the regulations promulgated thereunder, in connection with each Employee Plan for each Employee Plan year;

    G. Notify the Bank immediately of any fact, including, but not limited to, any Reportable Event arising in connection with any Employee Plan, which might constitute grounds for termination thereof by the PBGC or for the appointment by the appropriate U.S. District Court of a trustee to administer an Employee Plan, together with a statement, if requested by the Bank, as to the reason therefor and the action, if any, proposed to be taken with respect thereto; and,

    H. Furnish to the Bank, upon request, such additional information concerning any Employee Plan as may be reasonably requested.

    7.5 INDEMNITY. EACH LOAN PARTY, JOINTLY AND SEVERALLY, INDEMNIFY AND SHALL SAVE, AND HOLD THE BANK AND THE BANK'S DIRECTORS, OFFICERS, ATTORNEYS, AND EMPLOYEES (INDIVIDUALLY, AN

"INDEMNITEE" AND COLLECTIVELY, THE "INDEMNITEES") HARMLESS FROM AND AGAINST THE FOLLOWING (EACH A "CLAIM"): (I) ANY AND ALL CLAIMS, DEMANDS, ACTIONS, OR CAUSES OF ACTION THAT ARE ASSERTED AGAINST ANY INDEMNITEE BY ANY PERSON IF THE CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY RELATES TO A CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION THAT THE PERSON ASSERTS OR MAY ASSERT AGAINST A LOAN PARTY (II) ANY AND ALL CLAIMS, DEMANDS, ACTIONS OR CAUSES OF ACTION THAT ARE ASSERTED AGAINST ANY INDEMNITEE IF THE CLAIM, DEMAND, ACTION OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY RELATES TO THE TOTAL COMMITMENT, THE USE OF PROCEEDS OF THE LOANS, OR THE RELATIONSHIP OF A LOAN PARTY AND THE BANK UNDER THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED PURSUANT TO THIS AGREEMENT; (III) ANY ADMINISTRATIVE OR INVESTIGATIVE PROCEEDING BY ANY GOVERNMENTAL AUTHORITY DIRECTLY OR INDIRECTLY RELATED TO A CLAIM, DEMAND, ACTION OR CAUSE OF ACTION DESCRIBED IN CLAUSES (I) OR (II) ABOVE; AND, (IV) ANY AND ALL LIABILITIES, LOSSES, COSTS OR EXPENSES (INCLUDING ATTORNEYS' FEES AND DISBURSEMENTS) THAT ANY INDEMNITEE SUFFERS OR INCURS AS A RESULT OF ANY OF THE FOREGOING. If any claim is asserted against any Indemnitee, the Indemnitee shall promptly notify the Borrowers, but the failure to so promptly notify the Borrowers shall not affect the Loan Parties' obligations under this Section unless such failure materially prejudices the Loan Parties' right to participate in the contest of the Claim. The obligations and liabilities of the Loan Parties to any Indemnitee under this Section shall survive the expiration or termination of this Agreement and the repayment of the Obligations.

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

    8.1 INITIAL ADVANCES. The obligation of the Bank to make any Advance on the Loans is subject to the conditions precedent that, on or before the date of the initial Advance, the Bank shall have received the following:

    A.   As to the Revolving Credit Loans:

         (1)  The duly executed Revolving Credit Note.

         (2) A duly executed Notice of Revolving Credit Advance.

         (3) The duly executed Application for Letter of Credit, if the Advance requested is for a Letter of Credit.

    B.   As to the Term Loans:

         (1) The duly executed Term Note.

         (2) The duly executed Notice of Term Loan Advance.

    C. Each of the Collateral Documents duly executed by the parties thereto. Each document, including, without limitation, any Financing Statement, required by the Collateral Documents, under law or requested by the Bank to be filed, registered or recorded in order to create, in favor of the Bank, a perfected first priority Lien on the Collateral described therein shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, the Bank shall have received an acknowledgment copy, or other evidence satisfactory to the Bank, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto. The Bank shall have received the possession of any Collateral for which possession is required to perfect a Lien.

    D. A Subordination Agreement in the form of Exhibit 8.1.D, duly executed by each of the Sellers.

    E. A Landlord Agreement in the form of Exhibit 8.1.E, duly executed by the landlord of the New York Leasehold and to the extent requested by the Bank, any other landlord under any lease pursuant to which a Loan Party possesses any Leasehold on which any portion of the Loan Party's business is operated.

    F. A Guaranty Agreement in the form of Exhibit 8.1.F duly executed by each Guarantor in favor of the Bank.

    G. Favorable opinions of legal counsel for the Loan Parties in form and substance satisfactory to the Bank. Copies of the legal opinions rendered by the Sellers' legal counsel in connection with the Stock Purchase Agreement, together with a letter to the Bank authorizing and permitting the Bank to rely thereon.

    H. An Officers Certificate in the form of Exhibit 8.1.H certified by the President and the Secretary of Golden Eagle Group, stating that (i) no litigation is pending or threatened which would have a Material Adverse Effect; (ii) no investigation or proceeding before any Governmental Authority is continuing or threatened against Golden Eagle Group or a Consolidated Subsidiary, or any officer, director or Affiliate of Golden Eagle Group or a Consolidated Subsidiary with respect to this Agreement, any Loan Documents or any of the Transactions which could have a Material Adverse Effect; and, (iii) to the best knowledge and belief of such Persons, after reasonable and due investigation and review of matters pertinent to the subject matter of such certificate
         (a) all of the representations and warranties contained herein and the other Loan Documents are true and correct as of the date of the Advance, and (b) no event has occurred and is continuing, or would result from the Advance, which constitutes a Default or an Event of Default. The Bank shall also receive either a summary and analysis of all litigation in which Golden Eagle Group or a Consolidated Subsidiary is involved or an opinion of counsel, in form and substance acceptable to the Bank, to the effect that no litigation in which Golden Eagle Group or a Consolidated Subsidiary is involved would, in the event of an adverse determination, have a Material Adverse Effect.

    I. Resolutions of each of the Loan Parties approving the execution, delivery and performance of this Agreement, the other Loan Documents and the transactions contemplated herein and therein, duly adopted by each Loan Party's board of directors and accompanied by a certificate of the Secretary of the Loan Party stating that the resolutions are true and correct, have not been altered or repealed and are in full force and effect. The resolutions shall certify the name of each officer of the Loan Party authorized to sign the Loan Documents to be executed by the Loan Party and the other documents or certificates to be delivered by the Loan Party pursuant to the Loan Documents, together with the true signa ture of each such officer. The Bank may conclusively rely on the certificate until the Bank receives a further certificate of the Secretary of the Loan Party canceling or amending the prior certificate and submitting the name and signature of each officer named in such further certificate.

    J. A Certificate of Incorporation, Certificate of Existence and Certificate of Account Status (or other similar instruments) for each of the Loan Parties issued by the appropriate official of the state of incorporation of each of the Loan Parties, and Certificates of Qualification, Certificates of Authorization or other similar instruments for each of the Loan Parties, issued by the

         Secretary of State of each of the states wherein a Loan Party is qualified to do business, each dated within ten (10) days of the Effective Date.

    K. A copy of the Articles or Certificate of Incorporation of each of the Loan Parties and all amendments thereto, certified by the Secretary of State of the state of the Loan Party's incorporation, and dated within ten (10) days of Effective Date, and a copy of the bylaws of each of the Loan Parties, and all amendments thereto, certified by the Secretary of theLoan Party, as being true, correct and complete as of the date of such certification.

    L. Evidence satisfactory to the Bank that the insurance policies required by this Agreement and the Collateral Documents are in force and effect and that premiums therefore have been paid, and, if requested by the Bank, the originals or copies of all such policies.

    M. Such other information and documents as reasonably may be required by the Bank and the Bank's counsel.

    8.2 SUBSEQUENT ADVANCES. The obligation of the Bank to make any subsequent Advance under this Agreement shall be subject to the following additional conditions precedent:

    A. As of the date of the making of such Advance, there shall not exist any Default or Event of Default.

    B. Each Loan Party shall have performed and complied with all agreements and conditions contained herein and in each of the Loan Documents which are required to be performed or complied with before or on the date of such Advance.

    C. As of the date of making such Advance, no change that would cause a Material Adverse Effect shall have occurred.

    D. In the case of any Borrowing, the Bank shall have received an appropriate Notice of Revolving Credit Advance, Application for Letter of Credit or Notice of Term Loan Advance dated as of the date of a Borrowing signed by Golden Eagle Group.

    E. The representations and warranties contained in each of the Loan Documents shall be true in all respects on the date of making of such Advance, with the same force and effect as though made on and as of that date.

                                   ARTICLE IX
                         REPRESENTATIONS AND WARRANTIES

    9.1 REPRESENTATIONS AND WARRANTIES CONCERNING BORROWERS. The Loan Parties represent and warrant the following matters concerning the Borrowers.

    A.   As to the respective Borrowers:

         (1) Golden Eagle Group is a corporation duly incorporated and existing in good standing under the laws of the State of Delaware. Golden Eagle Group is duly licensed or qualified in all jurisdictions wherein the character of the property owned or leased by Golden Eagle Group or the nature of the business transacted by Golden Eagle Group makes licensing or qualification necessary by foreign corporations and where failure to become so licensed or qualified would have a Material Adverse Effect on the financial condition of Golden Eagle Group.

         (2) Daher is a corporation duly incorporated and existing in good standing under the laws of the State of Delaware. Daher is duly licensed or qualified in all jurisdictions wherein the character of the property owned or leased by Daher or the nature of the business transacted by Daher makes licensing or qualification necessary by foreign corporations and where failure to become so licensed or qualified would have a Material Adverse Effect on the financial condition of Daher.

         (3) World Trade is a corporation duly incorporated and existing in good standing under the laws of the Commonwealth of Virginia. World Trade is duly licensed or qualified in all jurisdictions wherein the character of the property owned or leased by World Trade or the nature of the business transacted by World Trade makes licensing or qualification necessary by foreign corporations and where failure to become so licensed or qualified would have a Material Adverse Effect on the financial condition of World Trade.

         (4) WTT is a corporation duly incorporated and existing in good standing under the laws of the Commonwealth of Virginia. WTT is duly licensed or qualified in all jurisdictions wherein the character of the property owned or leased by WTT or the nature of the business transacted by WTT makes licensing or qualification necessary by foreign corporations and where failure to become so licensed or qualified would have a Material Adverse Effect on the financial condition of WTT.

         (5) Columbia West is a corporation duly incorporated and existing in good standing under the laws of the State of California. Columbia West is duly licensed or qualified in all jurisdictions wherein the character of the property owned or leased by Columbia West or the nature of the business transacted by Columbia West makes licensing or qualification necessary by foreign corporations and where failure to become so licensed or qualified would have a Material Adverse Effect on the financial condition of Columbia West.

         (6) Columbia Chicago is a corporation duly incorporated and existing in good standing under the laws of the State of Illinois. Columbia Chicago is duly licensed or qualified in all jurisdictions wherein the character of the property owned or leased by Columbia Chicago or the nature of the business transacted by Columbia Chicago makes licensing or qualification necessary by foreign corporations and where failure to become so licensed or qualified would have a Material Adverse Effect on the financial condition of Columbia Chicago.

         (7) Freight Express is a corporation duly incorporated and existing in good standing under the laws of the State of New York. Freight Express is duly licensed or qualified in all jurisdictions wherein the character of the property owned or leased by Freight Express or the nature of the business transacted by Freight Express makes licensing or qualification necessary by foreign corporations and where failure to become so licensed or qualified would have a Material Adverse Effect on the financial condition of Freight Express.

         (8) Columbia New York is a corporation duly incorporated and existing in good standing under the laws of the State of New York. Columbia New York is duly licensed or qualified in all jurisdictions wherein the character of the property owned or leased by Columbia New York or the nature of the business transacted by Columbia New York makes licensing or qualification necessary by foreign corporations and where failure to become so licensed or qualified would have a Material Adverse Effect on the financial condition of Columbia New York.

    B. The execution of the Loan Documents and the performance of the Obligations thereunder by each of the Borrowers (collectively, the "TRANSACTIONS") have been duly authorized by all necessary corporate action. Such actions will not (i) violate any provision of law, any Borrower's Articles or Certificate of Incorporation or any Borrower's bylaws, or (ii) result in the breach of or constitute a default under any other agreement or instrument to which any Borrower is a party. No consent of any Borrower's shareholders or any holder of Indebtedness of any Borrower is required as a condition to the validity of this Agreement.

    C. The Loan Documents, when duly executed and delivered in accordance with this Agreement, will constitute legal, valid and binding obligations of each of the Borrowers in accordance with their respective terms.

    D. Golden Eagle Group has furnished to the Bank an audited Fiscal Year-end consolidated balance sheet as of December 31, 1996, an interim consolidated balance sheet as of August 31, 1997, and related statements of income, stockholders equity and cash flows of Golden Eagle Group and the Consolidated Subsidiaries as of such dates. The Financial Statements are true and correct and have been prepared in accordance with GAAP throughout the periods involved. The balance sheets fairly present the financial condition of Golden Eagle Group and the Consolidated Subsidiaries as of the dates thereof, and the income and surplus statements fairly present the results of the operations of Golden Eagle Group and the Consolidated Subsidiaries for the periods indicated. There have been no changes in the condition, financial or otherwise, of Golden Eagle Group and the Consolidated Subsidiaries since the dates of such Financial Statements which would have a Material Adverse Effect.

    E. Except as disclosed in the Financial Statements referenced in Section 9.1.D, the Borrowers have no (i) Investment in any other Person, or
         (ii) agreements in effect providing for or relating to extensions of credit in respect of which the Borrowers are or may become directly or contingently obligated.

    F. There is no material fact that the Borrowers have failed to disclose to the Bank which could have a Material Adverse Effect. Neither the Financial Statements referenced in Section 9.1.D, nor any certificate or statement delivered herewith or heretofore by the Borrowers to the Bank in connection with negotiations of the Loan Documents, contains any untrue statement of a material fact or omits to state any material fact necessary to keep the statements contained herein or therein from being misleading.

    G. Borrowers have good title to the assets pledged or given as Collateral to secure the Loans as of the date that such pledge or lien is created, free and clear of all Liens except the Permitted Liens.

    H. Set forth in Schedule 9.1.H hereto is a complete and accurate list of all shareholders of Golden Eagle Group owning or controlling ten (10) per cent or more of the shares of Golden Eagle Group as of the Effective Date and the number of shares of each class of capital stock owned by each. All of the outstanding capital stock of each of the Borrowers has been validly issued, is fully paid and non-assessable and is owned by the shareholders free and clear of all Liens.

    I. Each of the Borrowers is and, after consummation of this Agreement and after giving effect to all Indebtedness incurred and the Liens in connection herewith, will be Solvent.

    J. Except as disclosed in writing to the Bank, none of the Borrowers is a party to a transaction with any Affiliate. All Affiliate transactions are in the ordinary course of business and upon fair and reasonable terms not materially less favorable than could be obtained in an arm's-length transaction with a Person that was not an Affiliate.

    K. None of the Borrowers is in default in any material respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other material agreement or obligation to which the Borrower is a party or by which the Borrower's property is bound.

    L. Neither the business nor the property of any of the Borrowers are, affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty (whether or not covered by insurance), which could have a Material Adverse Effect.

    M. None of the Borrowers has, during the preceding five (5) years, been known as or used any fictitious, assumed or trade names except as disclosed in writing to the Bank. The principal office, chief executive office and principal place of business of each of the Borrowers are at the addresses set out in Schedule 9.1.M. Each of the Borrowers maintain the its principal records and books at such respective address.

    9.2 REPRESENTATIONS AND WARRANTIES CONCERNING THE GUARANTORS. The Loan Parties represent and warrant the following matters concerning the Guarantors.

    A.   As to the respective Guarantors:

         (1) Dacom Line is a corporation duly incorporated and existing in good standing under the laws of the State of Texas. Dacom Line is duly licensed or qualified in all jurisdictions wherein the character of the property owned or leased by Dacom Line or the nature of the business transacted by Dacom Line makes licensing or qualification necessary by foreign corporations and where failure to become so licensed or qualified would have a Material Adverse Effect on the financial condition of Dacom Line.

         (2) Golden Eagle International is a corporation duly incorporated and existing in good standing under the laws of the State of Florida. Golden Eagle International is duly licensed or qualified in all jurisdictions wherein the character of the property owned or leased by Golden Eagle International or the nature of the business transacted by Golden Eagle International makes licensing or qualification necessary by foreign corporations and where failure to become so licensed or qualified would have a Material Adverse Effect on the financial condition of Golden Eagle International.

         (3) Golden Eagle Customs is a corporation duly incorporated and existing in good standing under the laws of the State of Florida. Golden Eagle Customs is duly licensed or qualified in all jurisdictions wherein the character of the property owned or leased by Golden Eagle Customs or the nature of the business transacted by Golden Eagle Customs makes licensing or qualification necessary by foreign corporations and where failure to become so licensed or qualified would have a Material Adverse Effect on the financial condition of Golden Eagle Customs.

         (4) Bridgeport is a corporation duly incorporated and existing in good standing under the laws of the State of Florida. Bridgeport is duly licensed or qualified in all jurisdictions wherein the character of the property owned or leased by Bridgeport or the nature of the business transacted by Bridgeport makes licensing or qualification necessary by foreign corporations and where failure to become so licensed or qualified would have a Material Adverse Effect on the financial condition of Bridgeport.

         (5) Columbia SFO is a corporation duly incorporated and existing in good standing under the laws of the State of California. Columbia SFO is duly licensed or qualified in all jurisdictions wherein the character of the property owned or leased by Columbia SFO or the nature of the business transacted by Columbia SFO makes licensing or qualification necessary by foreign corporations and where failure to become so licensed or qualified would have a Material Adverse Effect on the financial condition of Columbia SFO.

         (6) Columbia Group is a corporation duly incorporated and existing in good standing under the laws of the State of Delaware. Columbia Group is duly licensed or qualified in all jurisdictions wherein the character of the property owned or leased by Columbia Group or the nature of the business transacted by Columbia Group makes licensing or qualification necessary by foreign corporations and where failure to become so licensed or qualified would have a Material Adverse Effect on the financial condition of Columbia Group.

    B. The execution of the Loan Documents and the performance of the Obligations thereunder by each of the Guarantors have been duly authorized by all necessary corporate action. Such actions will not (i) violate any provision of law or the respective Articles or Certificate of Incorporation or bylaws of each Guarantor, or (ii) result in the breach of or constitute a default under any other agreement or instrument to which any Guarantor is a party. No consent of the shareholders of any Guarantor or of any holder of Indebtedness of any Guarantor York is required as a condition to the validity of this Agreement.

    C. The Loan Documents, when duly executed and delivered in accordance with this Agreement, will constitute legal, valid and binding obligations of each Guarantor in accordance with their respective terms.

    D. Each Guarantor has furnished to the Bank current year-end Financial Statements which fairly present the financial condition of the Guarantor as of the date thereof. There have been no Material Adverse Change in the condition, financial or otherwise, of any Guarantor since the date of the respective Financial Statements.

    E. Except as disclosed in the Financial Statements referenced in Section 9.2.D, none of the Guarantors has any (i) Investment in any other Person, or (ii) agreements in effect providing for or relating to extensions of credit in respect of which any of the Guarantors is or may become directly or contingently obligated.

    F. There is no material fact that any Guarantor has failed to disclose to the Bank which could have a Material Adverse Effect on the Guarantor. Neither the Financial Statements referenced in Section 9.2.D, nor any certificate or statement delivered herewith or heretofore by any Guarantor to the Bank in connection with negotiations of the Loan Documents, contains any untrue statement of a material fact or omits to state any material fact necessary to keep the statements contained herein or therein from being misleading.

    G. Each Guarantor has good title to the assets pledged or given as Collateral to secure the Loans as of the date that such pledge or lien is created, free and clear of all Liens except the Permitted Liens.

    H. Golden Eagle Group is, directly or indirectly, the sole shareholder of each of the other Loan Parties. All of the outstanding capital stock of all of the other Loan Parties have been validly issued, are fully paid and non-assessable and are owned free and clear of all Liens.

    I. Each of the Guarantors is and, after consummation of this Agreement and after giving effect to all Indebtedness incurred and the Liens in connection herewith, will be Solvent.

    J. Except as disclosed in writing to the Bank, none of the Guarantors is a party to a transaction with any Affiliate. All such transactions are in the ordinary course of business and upon fair and reasonable terms not materially less favorable than could be obtained in an arm's-length transaction with a Person that was not an Affiliate.

    K. None of the Guarantors is in default in any material respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other material agreement or obligation to which such Person is a party or by which any of such Person's properties is bound.

    L. Neither the business nor the properties of any Guarantor are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty (whether or not covered by insurance), which could have a Material Adverse Effect.

    M. None of the Guarantors has, during the preceding five (5) years, been known as or used any corporate, fictitious, assumed or trade names except as disclosed in writing to the Bank. The principal office, chief executive office and principal place of business of each Guarantor is as set out in Schedule 9.1.M. Each Guarantor maintains its principal records and books at its respective address.

    9.3 REGULATORY MATTERS. Each Loan Party represents and warrants that as of the Effective Date, no Regulatory Defects exist, and specifically the following matters.

    A. The proceeds of the Loans will be used by the Borrowers solely for the purposes herein set out and for no other purpose whatsoever. None of such proceeds will be used for the purpose of purchasing or carrying any "MARGIN STOCK" as defined in Regulation U, Regulation X, or Regulation G, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry a "MARGIN STOCK" or for any other purpose which might constitute this transaction a "PURPOSE CREDIT" within the meaning of such Regulation U, Regulation X, or Regulation G. None of the Borrowers are engaged in the business of extending credit for the purpose of purchasing or carrying margin stocks. Neither the Borrowers nor any Person acting on behalf of the Borrowers has taken or will take any action which might cause the Notes or any of the other Loan Documents, including this Agreement, to violate Regulation U, Regulation X, or Regulation G or any other regulations of the board of governors of the Federal Reserve System or to violate "8 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereafter be in effect.

    B. No Loan Party or any Person having "CONTROL" (as that term is defined in 12 U.S.C. "375(b)(5) or in regulations promulgated pursuant thereto) of a Loan Party, is an "EXECUTIVE OFFICER," "DIRECTOR," or "PRINCIPAL SHAREHOLDER" (as those terms are defined in 12 U.S.C. "375(b) or in regulations promulgated pursuant thereto) of the Bank, of a bank holding company of which the

         Bank is a subsidiary, or of any subsidiary of a bank holding company of which the Bank is a subsidiary, or of any bank at which the Bank maintains a "CORRESPONDENT ACCOUNT" (as such term is defined in such statute or regulations), or of any bank which maintains a correspondent account with the Bank.

    C. There are no suits or proceedings pending, or to the knowledge of any Loan Party, threatened, in any court or before any Governmental Authority against or affecting a Loan Party which, if adversely determined, would have a Material Adverse Effect.

    D. Each Loan Party has filed all U.S. tax returns and all state and foreign tax returns which are required to be filed. The returns properly reflect the U.S. income tax, foreign tax and/or state taxes of the Loan Party for the period covered thereby. Each Loan Party has paid, or made provisions for the payment of, all taxes which have become due pursuant to the returns or pursuant to any assessment received by the Loan Party, except such taxes, if any, as are being contested in good faith and as to which, adequate reserves have been provided. Except for Columbia Shipping, no Federal income tax returns of any Loan Party have been audited by the IRS. No Loan Party has, as of the Effective Date, requested or been granted any extension of time to file any Federal, state, local or foreign tax return. None of the Borrowers is a party to or has any obligation under any tax sharing agreement.

    E. (i) No Reportable Event has occurred and is continuing with respect to any Employee Plan; (ii) PBGC has not instituted proceedings to terminate any Employee Plan; (iii) neither the Borrowers, any member of the Controlled Group, nor any duly-appointed administrator of an Employee Plan have (a) incurred any liability to PBGC with respect to any Employee Plan other than for premiums not yet due or payable, or
         (b) instituted or intends to institute proceedings to terminate any Employee Plan under "4041 or "4041A of ERISA or withdraw from any Multi-Employer Plan (as that term is defined in "3(37) of ERISA); and,
         (iv) each Employee Plan has been maintained and funded in all material respects in accordance with its terms and with all provisions of ERISA applicable thereto.

    F. None of the Borrowers are subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940, the Interstate Commerce Act (as any of the preceding acts have been amended), or any other law (other than Regulation X) which regulates the incurring by the Borrowers of Indebtedness, including but not limited to laws relating to common contract carriers or the sale of electricity, gas, steam, water, or other public utility services.

    G. Each of the Borrowers has complied with, and will continue to comply with, the provisions of the Fair Labor Standards Act of 1938, 29 U.S.C. ""200 ET.SEQ., as amended from time to time (the "FLSA"), including specifically, but without limitation, 29 U.S.C. "215(a). This representation and warranty, and each reconfirmation thereof, shall constitute assurance from the Borrowers, given as of the Effective Date and as of the date of each re-confirmation, that the Borrowers have complied with the requirements of the FLSA, in general, and 29 U.S.C. "215(a)(1), thereof, in particular.

    H. No Loan Party has been accused of being in violation of Title IX, of the Organized Crime Control Act of 1970, entitled "RACKETEER INFLUENCED AND CORRUPT ORGANIZATIONS" (RICO), 18 U.S.C. ""1961 ET.SEQ.

    9.4 REPRESENTATIONS REGARDING ACCOUNTS. Borrowers make the following representations and warranties which shall be deemed to be incorporated by reference in each Notice of Revolving Credit Advance and shall be deemed repeated and confirmed with respect to each item of Collateral as it is created or otherwise acquired by the Borrowers.

    A. Each Account Debtor named in an Eligible Account or on an invoice is, to the best of the Borrowers' knowledge, Solvent and will continue to be fully able to pay in full when due all Accounts on which the Account Debtor is obligated.

    B. Each Eligible Account shall be a good and valid account representing an undisputed bona fide indebtedness incurred by the Account Debtor therein named, for a fixed sum as set forth in the invoice relating thereto with respect to an absolute sale and delivery upon the satisfied terms of goods sold by the Borrowers, or work, labor and/or services therefor rendered by the Borrowers.

    C. No Eligible Account is or shall be subject to any defense, set off, counterclaim, discount or allowances except as may be stated in the copy of the invoice delivered to the Bank.

    D. No note, trade acceptance, draft or other instrument or chattel paper has been or will be received with respect to merchandise giving rise to any Eligible Account unless the same is assigned and delivered to the Bank.

    9.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All represen tations and warranties by a Loan Party shall survive delivery of the Loan Documents. Any investigation at any time made by or on behalf of the Bank shall not diminish the Bank's right to rely on the representations and warranties made by any Loan Party.

                                    ARTICLE X
                              DEFAULTS AND REMEDIES

    10.1 EVENTS OF DEFAULT. Borrowers shall be in Default hereunder if any one of the following shall occur:

    A. If any installment of principal or interest on either of the Notes, shall not be paid when due and payable, or if there shall occur a failure to pay, when due, any Obligations owed to the Bank.

    B. If any representation, statement, warranty or certification made by a Loan Party in the Loan Documents, or furnished to the Bank in connection with the Loans, shall prove to have been incorrect in any material respect at the time of making or issuance thereof.

    C. If there shall occur any one of the following events (each an "EVENT OF DEFAULT"), and if the event shall continue uncured after ten (10) days from the earlier to occur of (i) the date such event becomes known to any Loan Party, or (ii) the date the Bank shall have given notice to the Borrowers that such event has occurred; provided, however, the Bank shall not be required to give notice of any such failure or event:

         (1) If any Loan Party shall fail to comply with any of the covenants and agreements set forth in Section 7.1 (other than Section 7.1.G); and/or,

         (2) Both the following events shall occur: (i) Either (a) process shall have been instituted to terminate, or a notice of termination shall have been filed with respect to, any Employee Plan

         (other than a Multi-Employer Plan as that term is defined in "3(37) of ERISA) by the Borrowers, any ERISA Affiliate, any subsidiary, any member of the Controlled Group, PBGC or any representative of any thereof, or any such Employee Plan shall be terminated in any such case under "4041 or "4042 of ERISA, or (b) a Reportable Event, the occurrence of which would cause the imposition of a lien under "4068 of ERISA, shall have occurred with respect to any Employee Plan (other than a Multi-Employer Plan as that term is defined in "3(37) of ERISA) and be continuing for a period of sixty (60) days; and, (ii) the sum of the estimated liability to PBGC under "4062 of ERISA and the currently payable obligations of the Borrowers or any ERISA Affiliate to fund liabilities (in excess of amounts required to be paid to satisfy the minimum funding standard of "412 of the Code) under the Employee Plan or Employee Plans subject to such event shall exceed ten (10) per cent of Tangible Net Worth at such time; and/or,

         (3) Any or all of the following events (each an "EVENT OF DEFAULT") shall occur with respect to any Multi-Employer Plan (as that term is defined in "3(37) of ERISA) to which the Borrowers or any ERISA Affiliate contributes or contributed on behalf of its employees: (i) the Borrowers or any ERISA Affiliate incurs a withdrawal liability under "4201 of ERISA; (ii) any such plan is "IN REORGANIZATION" as that term is defined in "4241 of ERISA; or, (iii) any such Employee Plan is terminated under "4041A of ERISA and the Bank determines in good faith that the aggregate liability likely to be incurred by theBorrowers or any ERISA Affiliate, as a result of all or any of the events specified in subsections (i), (ii) and (iii) above occurring, shall have a Material Adverse Effect.

    D. If any event shall occur which would constitute a Default under Section 7.1.G, Section 7.2, Section 7.3 or Section 7.5.

    E. If there shall occur any change in the condition (financial or otherwise) of any Loan Party which, in the opinion of the Bank, has a Material Adverse Effect.

    F. If any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against any Loan Party executing the same in accordance with the respective terms thereof or shall in any manner be terminated or become or be declared ineffective or inoperative or shall in any manner whatsoever cease to give or provide the Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby.

    G. If there shall occur a failure by any Loan Party in the observance or performance of any other provision of the Loan Documents. The provisions of this Agreement shall control in the event that any provision of any other Loan Document is in conflict with the provisions of any other instrument executed pursuant hereto and all of such provisions in such other instruments shall be deemed to be cumulative of the provisions hereof to the extent such provisions are not inconsistent herewith.

    H. If there shall occur a failure beyond any period of grace, if any, by any Loan Party in the payment, when due, of the interest on or the principal of any Indebtedness.

    I. If there shall be any change in the ownership of the Voting Shares of the Borrowers or if there shall be any other Change of Control of the Borrowers.

    J.   If any Loan Party shall:

         (1) Apply for, consent to or acquiesce in the appointment of a receiver, trustee or liquidator of such Person, or of such Person's property; and/or,

         (2) Admit in writing such Person's inability to pay debts as they mature; and/or,

         (3) Make a general assignment for the benefit of creditors; and/or,

         (4) Be adjudicated to be bankrupt or insolvent by any court having jurisdiction; and/or,

         (5) File a voluntary petition in bankruptcy or a petition or answer seeking reorganization, composition, readjustment, an arrangement or similar relief with creditors under any present or future Debtor Laws or file an answer admitting the material allegations of a petition filed against such Person in bankruptcy, reorganization or insolvency proceeding, or corporate action shall be taken for the purpose of effecting any of the foregoing; and/or,

         (6) Have a receiver or trustee or assignee in bankruptcy or insolvency appointed for such Person or such Person's property without such Person's application or consent.

    K. If an involuntary petition or complaint shall be filed against any Loan Party seeking bankruptcy or reorganization of such Person or the appointment of a receiver, custodian, trustee, intervenor or liquidator of such Person, or of all or substantially all of such Person's assets, and such petition or complaint shall not have been dismissed within sixty (60) days of the filing thereof; or, if an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition or complaint seeking reorganization of a Loan Party or appointing a receiver, custodian, trustee, intervenor or liquidator of such Person, or of all or substantially all of such Person's assets.

    L. If the Bank is served with, or becomes subject to, a court order, injunction or other process or decree restraining or seeking to restrain the Bank from paying any amount under any Letter of Credit and, (i) either (a) a drawing has occurred under the Letter of Credit for which the Borrowers have refused to reimburse the Bank for payment, or (b) the expiration date of the Letter of Credit has occurred but the right of any beneficiary thereunder to draw under the Letter of Credit has been extended past the expiration date in connection with the pendency of the related court action or proceeding, and (ii) the Borrowers have failed to deposit with the Bank cash collateral in an amount equal to the Bank's obligations under the Letter of Credit.

    10.2 REMEDIES. Upon the occurrence of an Event of Default, and in any such event, the obligation of the Bank to extend credit to the Borrowers pursuant hereto shall immediately terminate. If a Default shall occur, the Bank may, at the Bank's option, without notice to any Loan Party, declare the principal of and interest accrued on the Obligations to be forthwith due and payable, whereupon the same shall become due and payable without any presentment, demand, protest, notice of protest, notice of intent to accelerate the maturity of the Obligations, notice of acceleration of the maturity of the Obligations or notice of any kind, all of which are hereby waived, and thereafter, the Bank may exercise all remedies available to the Bank as provided in any of the Loan Documents and at law or in equity. None of the provisions contained in any of the Loan Documents shall, or shall be deemed to, give the Bank the right to exercise control over the assets, including, without limitation, real property, affairs, or management of any Loan Party. The rights of the Bank are limited to the exercise the remedies provided in this Agreement and the other Loan Documents.

    10.3 NOTICE OF DEFAULT. Upon becoming aware of the existence of any condition or event which constitutes a Default or an Event of Default, each Loan Party shall immediately furnish to the Bank notice specifying the nature and period of existence thereof and the action taken or proposed to be taken with respect thereto.

    10.4 OTHER NOTICES. Each Loan Party shall promptly notify the Bank of, (i) any change in such Person's financial condition or business which would have a Material Adverse Effect, (ii) any default under any agreement, contract or other instrument of which such Person is a party or by which any of such Person's properties are bound, or any acceleration of the maturity of any Indebtedness, any of which would have a Material Adverse Effect, (iii) any claim against or affecting any Loan Party or any Loan Party's property which would have a Material Adverse Effect, and (iv) the commencement of, and any determination in, any litigation with any third party or any proceeding before any Governmental Authority affecting any Loan Party which would have a Material Adverse Effect.

                                   ARTICLE XI
                                  MISCELLANEOUS

    11.1 NOTICES. Any notice required or permitted to be given hereunder shall be in writing, shall be addressed to the parties hereto at the respective addresses set out below, which may be changed by the giving of written notice to that effect pursuant hereto, and shall be deemed effectively given if (i) delivered personally, or (ii) upon being deposited with the U.S. Postal Service, postage prepaid, certified mail, return receipt requested:

    If to any of the
      Borrowers or the Guarantors:  Golden Eagle Group, Inc.
                               120 Standifer Drive
                               Humble, Texas 77338

    If to Bank:                   Texas Commerce Bank National Association
                                  545 West 19th Street
                                  Houston, Texas  77008

   11.2 SEVERABILITY. In the event any one or more of the provisions contained in the Loan Documents should be held to be invalid, illegal or unenforceable in any respect, the validity, enforceability and legality of the remaining provisions contained in the Loan Documents shall not in any manner be affected thereby and shall be enforceable in accordance with their terms.

   11.3 CAPTIONS. The captions, headings, and arrangements used in this Agreement are for convenience only and do not in any manner affect, limit, amplify, or modify the terms and provisions hereof.

   11.4 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the Borrowers, any ERISA Affiliate, the other Loan Parties and the Bank and shall inure to the benefit of the Borrowers, any ERISA Affiliate, the other Loan Parties and the Bank and the successors and assigns of the Bank. No Loan Party may, without the prior consent of the Bank, assign any rights, powers, duties or obliga tions hereunder.

   11.5 PARTICIPATION. Each Loan Party recognizes and agrees that the Bank may, from time to time, assign to one or more banks or other entities all or any part of, or may grant a participation to one or more banks or other entities, in or to all or any part of, the Loans, the Notes and the Bank's rights in respect of the Loan Documents. Borrowers shall have no obligation for any costs incurred by the Bank in the participation of the Loans.

   11.6 NON-LIABILITY OF BANK. The relationship among the Loan Parties and the Bank is, and shall at all times remain, solely that of debtors and creditor. The Bank does not undertake or assume any responsibility or duty to any Person to review, inspect, supervise, pass judgment upon, or inform any Person of any matter in connection with any phase of such Person's business, operations, or condition, financial or otherwise. Each Person shall rely entirely upon such Person's own judgment with respect to such matters. Any review, inspection, supervision, exercise of judgment, or information supplied to any Person by the Bank in connection with any such matter is for the protection of the Bank, and no Person is entitled to rely thereon.

   11.7 FINANCING STATEMENTS. Any carbon, photographic or other reproduction of any Financing Statement signed by any Loan Party is sufficient as a financing statement for all purposes, including, without limitation, filing in any state pursuant to the provisions of the UCC.

   11.8 LIST OF EXHIBITS. The following Exhibits are attached hereto and made a part hereof for all purposes:

    Exhibit 2.1               Notice of Revolving Credit Advance
    Exhibit 2.3               Borrowing Base Certificate
    Exhibit 3.1               Notice of Term Loan Advance
    Exhibit 4.1               Revolving Credit Note
    Exhibit 4.2               Term Note
    Exhibit 5.1.A             Security Agreement
    Exhibit 7.1.A.(5)         Certificate of Compliance
    Exhibit 8.1.D             Subordination Agreement
    Exhibit 8.1.E             Landlord Agreement
    Exhibit 8.1.F             Guaranty Agreement
    Exhibit 8.1.H             Officers Certificate

    Schedule 9.1.H            Ten (10) per cent or more Shareholders of Golden
                              Eagle Group
    Schedule 8.1.E            Leaseholds
    Schedule 9.1.M            Principal Offices

   11.9 MODIFICATION. All modifications, consents, amendments or waivers of any provision of any Loan Document, or consent to any departure by any Loan Party therefrom, shall be effective only if the same shall be in writing and agreed to by the Bank and then shall be effective only in the specific instance and for the purpose for which given.

   11.10 WAIVER. The acceptance by the Bank of any partial payment on the Obligations shall not be deemed to be a waiver of any Event of Default then existing. No waiver by the Bank of any Event of Default shall be deemed to be a waiver of any other then existing or subsequent Event of Default, or Default. No delay or omission by the Bank in exercising any right under the Loan Documents shall impair that right or be construed as a waiver thereof or any acquiescence therein, or shall any single or partial exercise of any right preclude other or further exercise thereof or the exercise of any other right under the Loan Documents or otherwise. The rights of the Bank hereunder and under the Loan Documents shall be in addition to all other rights provided by law.

   11.11 GOVERNING LAW. THIS AGREEMENT AND THE LOAN DOCUMENTS HAVE BEEN PREPARED, ARE BEING EXECUTED AND DELIVERED, AND ARE INTENDED TO BE PERFORMED IN THE STATE OF TEXAS, AND THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICTS-OF-LAW RULES AND PRINCIPLES OF THE STATE OF TEXAS, AND THE APPLICABLE LAWS OF THE U.S. SHALL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND ALL OF THE LOAN DOCUMENTS.

   11.12 CHOICE OF FORUM, SERVICE OF PROCESS AND JURISDICTION. Any suit, action or proceeding against any Loan Party with respect to the Loan Documents, or the enforcement of any judgment entered by any court in respect thereof, shall be brought in the courts of the State of Texas, Harris County, Texas, or in the U.S. courts located in Southern District of Texas as the Bank, in the Bank's sole discretion, may elect. The Bank and each of the Loan Parties submit to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding.

   A. The Bank and each of the Loan Parties irrevocably waive, in connection with any such suit, action or proceeding, any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

   B. The Bank and each of the Loan Parties irrevocably consent to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to each such Person, as the case may be, at its address set forth in Section 11.1.

   C. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

   11.13 AGENCY. Nothing herein contained shall be construed to constitute any Loan Party as the Bank's agent for any purpose whatsoever.

   11.14 NO THIRD PARTY BENEFICIARY. The parties do not intend for this Agreement to inure to the benefit of any third party, or for this Agreement to be construed to make or render the Bank liable to any mechanic, materialman, supplier, contractor, subcontractor, purchaser or lessee of any property owned by any Loan Party for debts or claims accruing to any such Persons against a Loan Party. The Bank does not, by anything herein or in any of the other Loan Documents, assume any Indebtedness of any Loan Party under any contract or agreement assigned to the Bank, and the Bank shall not be responsible in any manner for the performance by a Loan Party of any of the terms and conditions thereof.

   11.15 PAYMENT OF EXPENSES. Borrowers shall pay all expenses, charges, costs and fees provided for in this Agreement or relating to the Loans or the Collateral, including fees, charges, and taxes in connection with recording or filing any of the Loan Documents, title insurance premiums and charges, fees of any consultants, fees and expenses of the Bank's counsel (which attorneys may be employees of the Bank), fees and expenses of the Bank's special counsel, which may include fees billed for law clerks, paralegals and other persons not admitted to the Bar but performing services under the supervision of an attorney, printing, photocopying and duplicating expenses, air freight charges, escrow fees, costs of surveys, premiums of insurance policies and surety bonds and fees for any appraisal, market or feasibility study required by the Bank. All such expenses, charges, costs and fees shall be the Borrowers' obligations regardless of whether or not the Borrowers have requested and met the conditions for the Loans. This obligation on the part of the Borrowers shall survive the execution and delivery of the Loan Documents and the repayment of the Obligations. Borrowers authorize the Bank, in its discretion, to pay such expenses, charges, costs and fees at any time by a disbursement of the Loans.

   11.16 CONFLICTS. If there shall exist any conflict among this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control.

   11.17 DECEPTIVE TRADE PRACTICES ACT. Each Loan Party acknowledges that the Borrowers are each a "BUSINESS CONSUMER" as defined under the Deceptive Trade Practices-Consumer Protection Act, Subchapter E of Chapter 17 of the Texas Business and Commerce Code, a law that gives consumers special rights and protections. Each Loan Party acknowledges that the Deceptive Trade Practices-Consumer Protection Act is not applicable to the Transactions.

   11.18 ENTIRETY. The Loan Documents embody the entire agreement among the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof. Any previous agreement among the parties hereto with respect to the Transactions is superseded by the Loan Documents. Except as expressly provided herein or the Loan Documents (other than this Agreement), nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

   11.19 MULTIPLE COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.

A CREDIT AGREEMENT IN WHICH THE AMOUNT INVOLVED EXCEEDS $50,000 IN VALUE IS NOT ENFORCEABLE UNLESS THE AGREEMENT IS IN WRITING AND SIGNED BY THE PARTY TO BE BOUND OR BY THAT PARTY'S AUTHORIZED REPRESENTATIVE. THE RIGHTS AND OBLIGATIONS OF BORROWERS, THE OTHER LOAN PARTIES AND THE BANK SHALL BE DETERMINED SOLELY FROM WRITTEN AGREEMENTS, DOCUMENTS, AND INSTRUMENTS. ANY PRIOR ORAL AGREEMENTS AMONG THE PARTIES ARE SUPERSEDED BY AND MERGED INTO THOSE WRITINGS. THIS AGREEMENT AND THE OTHER WRITTEN LOAN DOCUMENTS (AS SAME MAY, FROM TIME TO TIME, BE AMENDED IN WRITING) EXECUTED BY BORROWERS, ANY OTHER LOAN PARTY OR THE BANK REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES. THIS PARAGRAPH IS INCLUDED IN THIS AGREEMENT UNDER "26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE, AS AMENDED FROM TIME TO TIME.

   In witness whereof, the parties have duly executed this Agreement on the day and year hereinabove first set forth.

GOLDEN EAGLE GROUP, INC.                 DAHER AMERICA, INC.


BY:                                      BY:
PATRICK H. WESTON, PRESIDENT             PATRICK H. WESTON, PRESIDENT

WORLD TRADE TRANSPORT OF                 WTT CUSTOMS HOUSE BROKERAGE, INC.
  VIRGINIA, INC.

BY:                                      BY:
PATRICK H. WESTON                        PATRICK H. WESTON
CHIEF EXECUTIVE OFFICER                  CHIEF EXECUTIVE OFFICER

COLUMBIA SHIPPING, INC.                  COLUMBIA SHIPPING, INC. (WEST)


BY:                                      BY:
PATRICK H. WESTON, PRESIDENT             PATRICK H. WESTON, PRESIDENT

COLUMBIA SHIPPING, INC.                  FREIGHT EXPRESS
  (CHICAGO)                                INTERNATIONAL, INC.


BY:                                      BY:
PATRICK H. WESTON, PRESIDENT             PATRICK H. WESTON, PRESIDENT

DACOM LINE, INC.                         GOLDEN EAGLE INTERNATIONAL
                                           FORWARDING, INC.


BY:                                      BY:
PATRICK H. WESTON, PRESIDENT             PATRICK H. WESTON, PRESIDENT

                       (SIGNATURES CONTINUE ON NEXT PAGE)

                    (CONTINUED SIGNATURES TO CREDIT AGREEMENT)
                                OCTOBER 27, 1997

                  GOLDEN EAGLE GROUP, INC., DAHER AMERICA, INC.,
                    WORLD TRADE TRANSPORT OF VIRGINIA, INC.,
                     WTT CUSTOMS HOUSE BROKERAGE, INC., and
                   COLUMBIA SHIPPING GROUP, INC. ("BORROWERS")

          DACOM LINE, INC., GOLDEN EAGLE INTERNATIONAL FORWARDING, INC.,
       GOLDEN EAGLE CUSTOMS BROKERS, INC., BRIDGEPORT SHIPPING LINES, INC.,
             COLUMBIA SHIPPING, INC., COLUMBIA SHIPPING, INC. (WEST),
         COLUMBIA SHIPPING, INC. (CHICAGO), COLUMBIA SHIPPING, INC. (SFO)
              and FREIGHT EXPRESS INTERNATIONAL, INC. ("GUARANTORS")

                 TEXAS COMMERCE BANK NATIONAL ASSOCIATION ("BANK")

GOLDEN EAGLE CUSTOMS                     BRIDGEPORT SHIPPING LINES, INC.
  BROKERS, INC.


BY:                                      BY:
PATRICK H. WESTON, PRESIDENT             PATRICK H. WESTON, PRESIDENT

COLUMBIA SHIPPING GROUP, INC.            COLUMBIA SHIPPING, INC. (SFO)


BY:                                      BY:
PATRICK H. WESTON, PRESIDENT             PATRICK H. WESTON, PRESIDENT

TEXAS COMMERCE BANK
  NATIONAL ASSOCIATION


BY:
ELIZABETH BURGER
VICE PRESIDENT

                                   Exhibit 2.1
                       Notice of Revolving Credit Advance

                                   Exhibit 2.3
                           Borrowing Base Certificate

                                   Exhibit 3.1
                           Notice of Term Loan Advance

                                   Exhibit 4.1
                              Revolving Credit Note

                                   Exhibit 4.2
                                    Term Note

                                  Exhibit 5.1.A
                               Security Agreement

                                Exhibit 7.1.A.(5)
                            Certificate of Compliance

                                  Exhibit 8.1.D
                             Subordination Agreement

                                  Exhibit 8.1.E
                               Landlord Agreement

                                  Exhibit 8.1.F
                               Guaranty Agreement

                                  Exhibit 8.1.H
                              Officers Certificate

                                 Schedule 9.1.H
           Ten (10) per cent or more Shareholders of Golden Eagle Group

Compagnie DAHER et Gerance de Armenent

                                 Schedule 8.1.E
                                   Leaseholds

120 Standifer Drive
Humble, Texas  77338

325 Lake Trail Court
Double Oak, Texas  75067

4460 Trade Center
Laredo, Texas  78041

22 Export Drive, Technology Trade Center
Sterling, Virginia  20164

138-01 Springfield Boulevard
Jamaica, New York  11413

149-23 182nd Street
Jamaica, New York  11413

200 Center Street
El Seguendo, California  90245

2801-03 Coyle Avenue
Elk Grove Village, Illinois 60007
(vacating the premises by November 31, 1997)

2311 W. Touby Ave.
Elk Grove Village, Illinois  60007

333 Oyster Point Boulevard, #6
South San Francisco, California  90245

11700 N.W. 100 Road
Medley, Florida  33178

3904 E. Air Lane
Phoenix, Arizona  85034

3390 Peoria St., #300
Aurora, Colorado  80010

                                 Schedule 9.1.M
                                Principal Offices


     NAME OF LOAN PARTY                         PRINCIPAL OFFICE
     ------------------                         ----------------
Golden Eagle Group                        120 Standifer Drive
                                                Humble, Texas  77338

Daher                                     120 Standifer Drive
                                                Humble, Texas  77338

World Trade                               22 Export Drive, Technology Trade
                                          Center
                                          Sterling, Virginia  20164

WTT                                       22 Export Drive, Technology Trade
                                          Center
                                          Sterling, Virginia  20164

Columbia Shipping                         138-01 Springfiled Boulevard
                                          Jamaica, New York  11413

Columbia West                             200 Center Street
                                          El Seguendo, California  90245

Columbia Chicago                          2801-03 Coyle Avenue
                                          Elk Grove Village, Illinois  60007

Freight                                   138-01 Springfiled Boulevard
                                          Jamaica, New York  11413

Dacom                                     120 Standifer Drive
                                                Humble, Texas  77338

Golden Eagle International                120 Standifer Drive
                                                Humble, Texas  77338

Golden Eagle Customs                      120 Standifer Drive
                                                Humble, Texas  77338

Bridgeport                                120 Standifer Drive
                                                Humble, Texas  77338

Columbia SFO                              333 Oyster Point Boulevard, #6
                                          South San Francisco, California  90245

Columbia Group                            138-01 Springfiled Boulevard
                                          Jamaica, New York  11413